Exhibit 10.2

EXECUTION VERSION

SALT CREEK EOR
PARTICIPATION AGREEMENT

BY AND BETWEEN
HOWELL PETROLEUM CORPORATION

AND

LINN ENERGY HOLDINGS, LLC

Dated April 3, 2012
2094419.27

Page

SECTION I. SCOPE OF AGREEMENT		1
1.1	Project Area	1
1.2	Participant Interests	1
1.3	Howell Interests	1
1.4	Effective Date	2
1.5	Casualty or Condemnation Loss	2
1.6	Operation of Business	2

SECTION II. DEFINITIONS		2
2.1	Terms	2
2.2	Interpretation	15

SECTION III. TABLE OF EXHIBITS AND SCHEDULES		16

SECTION IV. PARTICIPANT’S FUNDING OBLIGATIONS/PARTICIPATION AGREEMENT ACCOUNT		17
4.1	Participant’s Commitment	17
4.2	Allocation	18
4.3	Records and Accounting	18
4.4	Commitment Termination	18
4.5	Participation Agreement Account	18

SECTION V. ASSIGNMENTS		19
5.1	Howell’s Title	19
5.2	EOR Funding Agreement	19
5.3	Further Assurances	19
5.4	BLM Assignments	19
5.5	Seismic License	20

SECTION VI. AREA OF MUTUAL INTEREST		20
6.1	Area of Mutual Interest	20
6.2	AMI Coverage	20
6.3	Acquired Interests	20
6.4	Excluded Acquisitions	21
6.5	Ownership	21
6.6	Term of AMI	21
6.7	Warranty of Title	21

SECTION VII. TECHNICAL AND BUDGET REVIEWS		22
7.1	Initial EOR Program	22
7.2	Technical Reviews	22
7.3	Joint Budget Reviews	22
7.4	Budget Categories	23

SECTION VIII. OPERATION OF THE PROJECT AREA		23
8.1	Salt Creek JOA	23
8.2	Designation of Operator/Operator Standard	23
8.3	Sale of Production	24
8.4	CO2 Sourcing	24
8.5	Insurance/Self Insurance and Uninsured Losses	25

i

(continued)
Page

8.6	Seismic Survey Operations	26
8.7	Government Regulation	26
8.8	Reporting Requirements	26
8.9	Approval of Operations and Non-Consent	26

SECTION IX. TERM OF AGREEMENT		29
9.1	Term	29
9.2	Termination or Expiration of Agreement	29

SECTION X. REQUESTS FOR ADVANCE; ACCOUNTING, DEFAULT; REMEDIES		29
10.1	Requests for Advance, Advances	29
10.2	Netting Revenue to Expenses	30
10.3	Default by Participant	30
10.4	Sole Remedy for Participant’s Default under Section 10.3	30
10.5	Termination Payment	31
10.6	Cross Defaults	31
10.7	Guaranty by Participant	31
10.8	Effects of Termination or Expiration	31

SECTION XI. HOWELL REPRESENTATIONS AND WARRANTIES		31
11.1	Organization	32
11.2	Power and Authority	32
11.3	Valid and Binding Agreement	32
11.4	Non-Contravention	32
11.5	Brokers	32
11.6	Pending Proceedings	33
11.7	Preferential Rights; Required Consents	33
11.8	Production Sales Contracts	33
11.9	Tax Matters	33
11.10	Outstanding Capital Commitments	34
11.11	Compliance with Laws	34
11.12	Payments for Production	34
11.13	No Conveyance, Assignment or Sale Since March 16, 2012	35
11.14	Permits	35
11.15	Survival	35

SECTION XII. PARTICIPANT REPRESENTATIONS AND WARRANTIES		35
12.1	Organization	35
12.2	Power and Authority	35
12.3	Valid and Binding Agreement	35
12.4	Non-Contravention	36
12.5	Brokers	36
12.6	Survival	36

SECTION XIII. INDEMNIFICATION		36
13.1	Post-Closing Obligations	36
13.2	Indemnification	37
13.3	Notice of Claim	37
13.4	Environmental Review and Disclaimers	39

ii

(continued)
Page

13.5	Conspicuousness	40

SECTION XIV. TAXES		40
14.1	Tax Partnership Provision	40
14.2	Allocation of Tax Liabilities	40
14.3	No Transfer Tax	41
14.4	Tax Covenants	41

SECTION XV. CLOSING		41
15.1	Conditions to Closing	41
15.2	Date and Time of Closing	42
15.3	Closing Deliverables	43
15.4	Records	44

SECTION XVI. MISCELLANEOUS		44
16.1	Notices	44
16.2	Entire Agreement/Amendments and Modifications	45
16.3	Interpretation	45
16.4	Severability	45
16.5	Governing Law	45
16.6	Jurisdiction and Venue	45
16.7	Costs and Expenses	45
16.8	Waiver of Jury Trial	45
16.9	Relationship of the Parties	45
16.10	Media Releases	46
16.11	Confidentiality	46
16.12	Binding on Successors and Assigns, and Transfer	46
16.13	Third Party Claims and Causes of Action	47
16.14	Waivers	47
16.15	Reservation as to Non-Parties	47
16.16	Expenses	47
16.17	Counterparts	48
16.18	Dates/Times	48
16.19	Limitation on Damages	48
16.20	Financial Statements	48

iii

SALT CREEK EOR
PARTICIPATION AGREEMENT

This Salt Creek EOR Participation Agreement (herein this “Agreement”) is dated April __, 2012 (herein the “Execution Date”), but is effective as of the Effective Date, by and among Howell Petroleum Corporation, with offices at 1099 18th Street, Suite 1800, Denver, CO 80202 (herein “Howell”) and Linn Energy Holdings, LLC, with offices at 600 Travis Street, Suite 5100, Houston, Texas 77002 (herein “Participant”).  Howell and Participant are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Howell and Participant hereby agree as follows:

SECTION I.
SCOPE OF AGREEMENT

1.1     Project Area.  This Agreement shall cover and include all of Howell’s Oil and Gas Interests in the lands described in the following federal units (together the “Salt Creek Units”):

(a)           Salt Creek Unit Area Agreement dated January 30, 1939, covering the lands described in Exhibit “A-1” and located within the blue boundary as depicted on Exhibit “A-3”; and

(b)           Unit Agreement For the Development and Operation of the Salt Creek South Unit dated September 11, 1961, covering the lands described in Exhibit “A-2” and located within the red boundary as depicted on Exhibit “A-3.”

The area included within the exterior boundaries of the Salt Creek Units shall hereafter be referred to together as the “Project Area.”

1.2     Participant Interests.  Subject to the terms and conditions set forth in this Agreement, Participant hereby desires to jointly fund and participate with Howell in the development of the Salt Creek Units, as provided herein.  As such, Participant’s interests shall be as follows:

(a)           with respect to the Assets, Participant’s participation shall be an undivided twenty-three percent (23%) of the interest of Howell in the Assets as such interest existed immediately prior to Closing (“Participant’s Proportionate Share”) pursuant to the terms of this Agreement; and

(b)           with respect to any Oil and Gas Interests acquired pursuant to the AMI provisions of Section VI herein, Participant’s election to participate shall be an undivided twenty-three percent (23%) of any Oil and Gas Interest acquired by Howell or Participant, subject to any adjustment of either Party’s ownership interest in the Leases and other EOR Properties pursuant to Section 16.12, and subject to the provisions of Section VI.

1.3     Howell Interests.  Subject to the terms and conditions set forth in this Agreement, including but not limited to Participant’s Commitment, Howell hereby desires to jointly fund and participate with Participant in the development of the Salt Creek Units as provided herein.  As such, Howell’s interests shall be as follows:

(a)           with respect to the Assets, Howell’s participation shall be an undivided seventy-seven percent (77%) of the interest of Howell in the Assets as such interest existed immediately prior to Closing (“Howell’s Proportionate Share”) pursuant to the terms of this Agreement; and

(b)           with respect to any Oil and Gas Interests acquired pursuant to the AMI provisions of Section VI herein, Howell’s election to participate shall be an undivided seventy-seven percent (77%) of any Oil and Gas Interest acquired by Howell or Participant, subject to any adjustment of either Party’s ownership interest in the Leases and other EOR Properties pursuant to Section 16.12, and subject to the provisions of Section VI.

1.4     Effective Date.  This Agreement and the conveyance of Participant’s Proportionate Share of the Assets shall be effective between the Parties at 7:00 a.m. Mountain Time on the first day of the month in which the Closing occurs (the “Effective Date”).

1.5     Casualty or Condemnation Loss.

(a)           Subject to the terms and provisions of this Agreement, to the extent of Participant’s Proportionate Share of the Properties to be assigned to Participant pursuant to this Agreement, Participant shall assume all risk of loss with respect to, and any change in, the condition of the Properties during the period of time commencing on March 16, 2012 and ending on the Closing Date (such period, the “Pre-Closing Period”) for production of Hydrocarbons therefrom through normal depletion (including but not limited to the watering out of any Well or the collapsed casing or sand infiltration of any Well) and the depreciation of Equipment due to ordinary wear and tear.

(b)           If, during the Pre-Closing Period, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Participant’s Commitment shall be reduced by the total amount of all sums received by Howell from Third Parties by reason of such casualty or taking including any insurance claims, unpaid awards, and other rights against Third Parties (other than Affiliates of Howell and its and their directors, officers, employees and agents) arising out of the casualty or taking (the total amount of such sums, the “Casualty Proceeds”). Howell shall notify Participant of any such casualty or taking as soon as reasonably practicable (but in any event, no later than three (3) days) after Howell acquires knowledge thereof.

1.6           Operation of Business.  During the Pre-Closing Period, Howell shall (a) operate its business and Assets in the ordinary course and in accordance with the standards used by a prudent oil and gas operator in a like position and (b) maintain all material Permits affecting the Properties.  In the event of an emergency, Howell may take such action as a prudent operator would take and shall notify Participant of such action promptly thereafter.  Participant acknowledges that Howell may not own an undivided interest in certain of the Properties and Participant agrees that the acts or omissions of the other working interest owners who are not affiliated with Howell shall not constitute a violation of the provisions of this Section 1.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as Howell has voted its interest in a manner consistent with the provisions of this Section 1.6.

SECTION II.
DEFINITIONS

2.1     Terms.  For purposes of this Agreement the following terms shall be defined as follows:

Acquired Interest – shall have the meaning assigned to it in Section 6.2.

Acquiring Party – shall have the meaning assigned to it in Section 6.2.

Advance(s) – shall have the meaning assigned in Section 10.1.

AFE – shall mean an authorization for expenditure.

Affiliate – with respect to any Party means any Person that directly or indirectly controls, is controlled by or is under common control with, such Party.  In the case of a limited partnership, the general partner or partners shall be deemed to control the partnership, and in the case of a manager-run limited liability company, a sole manager shall be deemed to control the company, but in each case, not if it prevents a Party that directly or indirectly controls such general partner or partners or sole manager from being considered an Affiliate.

Agreement – shall have the meaning assigned to it in the preamble of this Agreement and, for the avoidance of doubt, shall include all of the Exhibits and Schedules hereto.

AMI – shall have the meaning assigned to it in Section 6.1.

AMI Leases – shall have the meaning assigned to it in Section 6.2.

AMI Proportionate Share – shall mean, with respect to Howell, seventy-seven percent (77%) and, with respect to Participant, twenty-three percent (23%), subject to any adjustment of either Party’s ownership interest in the Leases and other EOR Properties pursuant to Section 16.12.

Applicable Environmental Laws – shall mean any and all Applicable Laws pertaining to prevention of pollution, protection of the environment (including natural resources), Remediation of contamination, or workplace health and safety, including state and federal common law, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and all similar Applicable Laws of any Governmental Authority having jurisdiction over any Assets, and all amendments to such Applicable Laws and all regulations implementing any of the foregoing.

Applicable Laws – means all Laws applicable to either of the Parties, the Project Area, this Agreement or the transactions contemplated hereby.

Assets – shall mean, subject to the terms and conditions of this Agreement, all of Howell’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following, excluding, however, the Excluded Assets:

(a)           all of the Oil and Gas Interests (including all depths and formations owned or leased by Howell therein) in the lands included in the Project Area (“Lands”) including the oil and gas leases described in Exhibit “B” (“Leases”) only insofar as the Leases cover the Lands;

(b)           all oil, gas, water, or injection wells located on the Lands, whether producing, shut-in or temporarily abandoned, including the wells depicted on the map attached hereto as

Exhibit “C” (the “Wells” and such Wells, Leases and Lands being herein referred to as the “Properties”);

(c)           all contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, Pipelines, Equipment, or Facilities and only to the extent applicable to the Properties, Pipelines, Equipment, or Facilities, including those identified on Exhibit “D” attached hereto, provided that “Contracts” shall not include the instruments constituting the Leases or Surface Contracts (hereinafter collectively “Contracts”);

(d)           all Equipment, including the Equipment identified on Exhibit “E” attached hereto;

(e)           all Pipelines;

(f)           all Facilities;

(g)           all Hydrocarbons produced from or attributable to the Properties from and after the Effective Date, subject to the obligations arising under the EOR Funding Agreement, which may be attributable to the ownership and operation of the Properties from and after the Effective Date; and

(h)           electronic copies of (and the right to use such copies) all CO2 contract files; lease files; land files; well files; oil sales contract files; division order files; abstracts; title opinions; land surveys; non-confidential logs, maps, engineering data and reports; and other books, records, data, files, and Tax (including income Tax records relating to the EOR Funding Agreement, but excluding all other state or federal income Tax records) and accounting records, in each case only to the extent related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof (the “Records”).

Assignment(s) – shall have the meaning assigned to it in Section 5.1.

Assumed Environmental Liabilities – shall mean, subject to the Howell Retained Obligations described in Section 13.1(b)(vi), all liabilities relating to Environmental Liabilities in, on or under the Assets that are attributable to events, acts, omissions or other events whether occurring before or after the Effective Date, including any and all liability for (i) ground water contamination, (ii) Naturally Occurring Radioactive Materials, (iii) man-made material fibers, (iv) the obligation to plug and abandon all of the wells located on the Lands and reclamation of existing well sites on the Lands, (v) the terms, conditions, obligations, and duties related to the Consent Decree entered into on May 7, 2009 in Civil Action No. 09-VC-100-D between the United States of America, as Plaintiff, and Anadarko Petroleum Corporation, Howell Corporation, and Howell Petroleum Corporation, as Defendants, (vi) any alleged takings of avian species protected under all Applicable Laws including the Endangered Species Act, 16 U.S.C. §1531 et seq., Migratory Bird Treaty Act, 16 U.S.C. §703 et. seq.; Bald and Golden Eagle Protection Act, 16 U.S.C. §668 et. seq. and all similar Applicable Laws pertaining to the protection of avian species, (vii) operating stipulations in any Lease issued by the Bureau of Land Management, (viii) any environmental information contained in a Schedule or Exhibit to this Agreement, or (ix) Mud Pots.

Assumed Howell Obligations – shall have the meaning assigned to it in Section 13.1(a).

Audit Firm – shall have the meaning assigned to it in Section 16.20.

Bankruptcy Event – shall mean, with respect to any Person, such Person (a) is dissolved, (b) makes a permitted general assignment with or for the benefit of its creditors, or (c) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted against it, such proceeding (i) results in a judgment of insolvency or bankruptcy or the entry of an order for winding up or liquidation, or (ii) is not dismissed or stayed within ninety (90) days after the institution thereof.

Casualty Proceeds – shall have the meaning assigned to it in Section 1.5.

Claim – shall have the meaning assigned to it in Section 13.3(a).

Claim Notice – shall have the meaning assigned to it in Section 13.3(d).

CO2 – shall mean carbon dioxide.

CO2 Memorandum of Understanding – shall mean the Memorandum of Understanding dated January 1, 2012, among Howell Petroleum Corporation and the operator of the Salt Creek Units attached as Exhibit “U”.

Closing – shall mean the consummation of the transactions contemplated by Section 15.2.

Closing Date – shall mean the date on which the Closing occurs.

Code – shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding Law).

Commencement Date – shall mean the date on which actual operations are commenced for Enhanced Recovery.

Completing – means the operations intended to complete a well for either production of oil or gas or injection of substances in one or more zones or formations including the setting of production casing, perforating, hydraulic fracturing/well stimulation and production or injection testing conducted in association with such operation.

Confidentiality Agreement – shall have the meaning assigned to it in Section 16.11.

Confidentiality Provisions – shall have the meaning assigned to it in Section 7.2(b).

Consenting Party – shall have the meaning assigned to it in Section 8.9(d).

Contracts – shall have the meaning assigned to it in the definition of “Assets.”

COPAS – shall mean the Council of Petroleum Accountants Societies.

Effective Date – shall have the meaning assigned to it in Section 1.4.

Emission Reductions – shall have the meaning assigned to it in Section 8.4(g).

Enhanced Recovery – shall have the meaning assigned to it in the Salt Creek JOA and is restated as follows: The term “Enhanced Recovery” shall mean any project, expenditure, program or operation that is part of secondary or tertiary recovery or other enhanced recovery or pressure maintenance procedure involving injection of or using water, gas, or other substances by any method.

Environmental Liabilities – means any and all costs (including costs of investigation and Remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other obligations and liabilities incurred or imposed pursuant to (i) any order, notice of responsibility, directive (including requirements embodied in Applicable Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority or court of competent jurisdiction, or any requirement, obligation or duty to the extent arising out of any violation of, non-compliance with, or investigative, remedial or corrective action obligation under, any Applicable Environmental Laws where any of the foregoing are attributable to the ownership or operation of the Assets or (ii) any Claim or cause of action by a Governmental Authority or other Person, including any Claim for personal injury, property damage, or damage to natural resources, or Remediation or response costs, to the extent arising out of or relating to (x) any violation of, non-compliance with, or any investigative, remedial or corrective action obligation under, or any Claim arising under any Applicable Environmental Law, which is attributable to the ownership or operation of, or otherwise arising from all or any portion of the Assets or any activities conducted or conditions existing thereon or (y) the Release in violation of Applicable Environmental Laws of Hazardous Materials at, on, to or from the Assets.

EOR Funding Agreement – shall mean the Enhanced Oil Recovery Funding Agreement dated November 15, 2007 among the Royal Bank of Scotland plc, et al., Howell Petroleum Corporation and Anadarko Petroleum Corporation, as heretofore amended.

EOR Program– shall mean a specific program or proposal for the phased development of the Lands by Enhanced Recovery under the terms of the Salt Creek Units, Salt Creek JOA or Salt Creek Unit Operating Agreements.

EOR Properties – shall mean the Properties, EOR Wells, Facilities, Pipelines and Equipment.

EOR Wells – shall mean all Wells and all production oil, gas or water wells or injection wells either (i) drilled, reworked or recompleted by Howell pursuant to the terms of this Agreement or (ii) in existence as of the Effective Date (whether active, inactive or plugged) and that are completed in or recompleted in formations underlying the Project Area.

Equipment – shall mean all equipment, machinery, fixtures and other tangible personal property and improvements located on the Lands and used or held for use primarily in connection with the operation of the Properties, Pipelines or Facilities.

Excluded Assets – shall mean:

(a)           all corporate, financial, income and franchise Tax and legal records of Howell that relate to Howell’s business generally (whether or not relating to the Assets or not used primarily in connection with the Assets), and all books, records and files that relate thereto and the originals of all Records;

(b)           all surface fee interests in the Lands that are owned by Howell or hereafter acquired by Howell;

(c)           all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with the Properties, Pipelines or Facilities (hereinafter collectively “Surface Contracts”);

(d)           any Contracts that constitute master services agreements or similar contracts;

(e)           any offices, office leases and any office furniture, or office supplies located in or on such offices or office leases;

(f)           equipment, inventory, machinery, fixtures and other tangible personal property and improvements located at or used in connection with any field office or yard of the Salt Creek Units;

(g)           communications equipment and communications licenses granted by the Federal Communications Commission or other governmental body;

(h)           all rights to any refund of Taxes or other costs or expenses borne by Howell or Howell’s predecessors in interest and title attributable to periods prior to the Effective Date;

(i)           Howell’s bonds and any permit, license, certificate of authority, franchise, concession, registration, or similar qualification or authorization issued, granted, or given by or under the authority of any Governmental Authority;

(j)           all trade credits, account receivables, account payables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets to the extent, but only to the extent, relating to any period of time prior to the Effective Date;

(k)           all right, title and interest of Howell in and to vehicles used in connection with the Assets including those listed in Exhibit “F” attached hereto;

(l)           all rights, titles, claims and interests of Howell or any Affiliate of Howell to or under (i) to the extent arising from acts, omissions or events, or damage to or destruction of property prior to the Closing Date, any policy or agreement of insurance or any insurance proceeds, and (ii) any bond or bond proceeds;

(m)           any patent, trade secret or proprietary information, patent application, logo, service mark, copyright, trade name or trademark of or associated with Howell or any Affiliate of Howell or any business of Howell or of any Affiliate of Howell;

(n)           the Howell CO2 Pipeline System;

(o)           the Exxon CO2 Agreement;

(p)           the water disposal facilities and the wells associated therewith located in Sections 12 and 13, Township 40 North, Range 79 West (the “Madison Disposal Wells”); all tangible personal property associated with the Madison Disposal Wells and associated operations; all contracts and lease rights associated with the Madison Disposal Wells only insofar as such contracts and leases pertain to the Madison Disposal Wells and all other rights of Howell to dispose of produced water in the pore space and formations underlying the Lands;

(q)           the properties listed on Exhibit “F”;

(r)           all Emission Reductions attributable to the ownership or operation of the Properties prior to the Effective Date;

(s)           Recycled CO2;

(t)           (i) all contracts, agreements and instruments evidencing any indebtedness, whether or not represented by bonds, debentures, notes or other securities, for the repayment of borrowed money and (ii) all swap, collar, floor, cap, option or other contract or agreement (including sales contracts with fixed prices) intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons;

(u)           Record title (as that term is defined in 43 CFR § 3100.0-5(c)) to all Leases issued by the Bureau of Land Management (Howell shall assign only operating rights in these Leases);

(v)           G & G; and

(w)           the following Records:  (i) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (ii) attorney-client privileged communications and work product of Howell’s legal counsel (other than title opinions), and (iii) records relating to the negotiation and consummation of the sale of the Assets.

Execution Date – shall have the meaning assigned to it in the preamble of this Agreement.

Exxon CO2 Agreement – shall mean the CO2 Purchase and Sale Agreement between ExxonMobil Gas Marketing Company and Petro Source Partners LTD dated September 1, 2000, as amended by a Consent to Assignment dated September 27, 2002, between ExxonMobil Gas Marketing Company and Petro Source Partners, Ltd.; a Settlement Agreement dated January 1, 2008, among ExxonMobil Gas & Power Marketing Company and Howell Petroleum Corporation and Anadarko E&P Company LP; and an Amended Settlement Agreement dated December 1, 2010, among ExxonMobil Gas & Power Marketing Company, Howell Petroleum Corporation and Anadarko E&P Company LP.

Facilities – shall mean all plants and facilities located on the Lands and used or held for use primarily in connection with the operation of the Properties or the Pipelines.

Financial Statements – shall have the meaning assigned to it in Section 16.20.

Force Majeure – shall mean any cause not reasonably within the control of the Party claiming suspension.  Force Majeure shall include the following:  (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected areas, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) low temperatures affecting an entire geographic region and which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of firm transportation and/or storage by transporters; (iv) loss of source of CO2 supply; (v) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (vi) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a Governmental Authority having jurisdiction.

GAAP – shall mean generally accepted accounting principles in the United States of America.

G&G – shall mean all geophysical, seismic, raw, and geological data, seismic surveys, gravity meter surveys, geological surveys, and other similar data covering any portion of the Salt Creek Units, including any processed or reprocessed data.

G&G Projects – shall have the meaning assigned to it in Section 4.1(a)(i).

Geophysical Data Use Agreement – shall have the meaning assigned to it in Section 8.6.

Governmental Authority – shall mean any court or tribunal in any United States jurisdiction or any federal, state, county, municipal, tribal or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality of the United States.

Hazardous Material – shall mean (i) any “hazardous substance,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant” or terms of similar meaning, or that are otherwise regulated by any Applicable Environmental Law; (ii) any solid, hazardous, dangerous, caustic, acidic, flammable, radioactive or toxic chemical, material, waste or substance, within the meaning of and regulated by any Applicable Environmental Law; (iii) any asbestos containing materials in any form or condition; (iv) any polychlorinated biphenyls in any form or condition; (v) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; or (vi) any air pollutant which is so designated by the U.S. Environmental Protection Agency or other Governmental Authority.

Howell – shall have the meaning assigned to it in the preamble of this Agreement.

Howell CO2 Pipeline System – means all equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use in connection with a CO2 pipeline owned by Howell and located beginning at a point from the connection point with Exxon Mobil south of Jeffrey City, Wyoming in Section 4 of Township 27N, Range 92W, running to a point that is the flange immediately downstream of the 12” valve labeled 10V1 on the P&ID for the Howell Salt Creek MTR./REG. STA. (DWG #APC-5216D-E4011A), Valve 10V1, located in Section 14, Township 40N, Range 79W, and immediately upstream of the Pressure Reduction Station (PRS) Building and downstream of the 12” pipeline pig receiver equipment.

Howell’s Proportionate Share – shall have the meaning assigned to it in Section 1.3.

Howell’s Retained Obligations – shall have the meaning assigned to it in Section 13.1(b).

Hydrocarbons – shall mean oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

Indemnified Party – shall have the meaning assigned to it in Section 13.3(c).

Indemnifying Party – shall have the meaning assigned to it in Section 13.3(c).

Indemnity Claim – shall have the meaning assigned to it in Section 13.3(d).

Initial EOR Program – shall have the meaning assigned to it in Section 7.1.

Initial EOR Program Operations – shall have the meaning assigned to it in Section 8.9(a).

Joint Marketing Agreement – shall have the meaning assigned to it in Section 8.3.

Lands – shall have the meaning assigned to it in the definition of “Assets”.

Laws – shall mean any law, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any Governmental Authority, including common law and judicial determinations.

Lease(s) – shall have the meaning assigned to it in the definition of “Assets.”

Lien – shall mean any lien, mortgage, pledge, obligations, irregularities, security interest, or other encumbrance.

Madison Disposal Wells – shall have the meaning assigned to it in the definition of “Excluded Assets”.

Material Adverse Effect – shall mean any effect that is material and adverse to the ownership, operation or value of the Assets, taken as a whole, and as currently operated: provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war; (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally); and (iv) any effect resulting from a change in Laws or regulatory policies after the Effective Date.

Maintenance Budget – shall have the meaning assigned to it in Section 7.1.

Maintenance and Repair – shall mean any operation for the purpose of repairing, fixing, maintaining, or preserving any EOR Properties.

Maintenance and Repair Costs – shall mean all capital investment costs for any Maintenance and Repair.

Memorandum of Salt Creek JOA – shall mean the memorandum of the Salt Creek JOA attached as Exhibit “S” that shall be delivered by the Parties at Closing.

Mud Pots – shall mean any surface manifestation of underground emissions.

Net Revenue Interest – shall mean a right to receive Hydrocarbons produced, saved and marketed from any Salt Creek Unit throughout the duration of the productive life of such Salt Creek Unit after satisfaction of all royalties (including variable royalties), overriding royalties, net profits interests or other similar interests which burden or that are measured by production of Hydrocarbons.

New EOR Program – shall have the meaning assigned to it in Section 8.9(c).

Non-Consenting Party – shall have the meaning assigned to it in Section 8.9(d).

Notice of Default – shall have the meaning assigned to it in Section 10.3(a).

Notice of Proposal – shall have the meaning assigned to it in Section 8.9(c).

Notice of Termination – shall have the meaning assigned to it in Section 10.5.

NPI Interest – shall have the meaning assigned to it in Section 5.2(a).

Oil and Gas Interest(s) – shall mean oil and gas leases and other interests in the oil and gas mineral estate, including fee mineral estates, working interests, operating rights, pooled interests, communitized interests, unitized interests, and/or the right to earn any such interests under one or more farmout contracts, farmout option contracts, joint exploration agreements, joint development agreements, joint operating agreements, unit agreements, unit operating agreements, or other rights to explore for and/or produce Hydrocarbons.

Operator – shall mean the Party designated as “Operator” under this Agreement, the Salt Creek JOA, or other contract subject to this Agreement.

Participant – shall have the meaning assigned to it in the preamble of this Agreement.

Participant Default – shall have the meaning assigned to it in Section 10.3(a).

Parent Company Guaranty – shall have the meaning assigned to it in Section 10.7.

Participant’s Commitment – shall have the meaning assigned to it in Section 4.1(a).

Participant’s Commitment Effective Date – shall have the meaning assigned to it in Section 4.2(a).

Participant’s Commitment Termination Date – shall mean the earlier to occur of (a) October 1, 2018, and (b) the date upon which Participant’s Commitment is fully satisfied in accordance with the terms of this Agreement.

Participant’s Non-UDC Commitment Cap – shall have the meaning assigned to it in Section 4.1(b).

Participant’s Proportionate Share – shall have the meaning assigned to it in Section 1.2.

Participant’s Unspent Commitment – shall have the meaning assigned to it in Section 4.4.

Participation Agreement Account – shall mean an account established at JP Morgan Chase Bank, which account shall be used for the purposes described in Section 4.5.

Party or Parties – shall have the meaning assigned to it in the preamble of this Agreement.

Permits – shall mean all permits, consents, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any Governmental Authority.

Permitted Encumbrances – shall mean:

(a)           royalties, overriding royalties, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens does not reduce Howell’s Net Revenue Interest or increase Howell’s Working Interest without a corresponding increase in Howell’s Net Revenue Interest;

(b)           all Leases, unit agreements, border agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that the net cumulative effect of such instruments does not reduce Howell’s Net Revenue Interest or increase Howell’s Working Interest without a corresponding increase in Howell’s Net Revenue Interest;

(c)           the EOR Funding Agreement including the NPI Interest and the Tail;

(d)           all rights to consent by, required notices to, filings with, or other actions by a Governmental Authority in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained prior to the sale or conveyance;

(e)           rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(f)           all rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner and all obligations and duties under all Applicable Laws, or under any franchise, grant, license or permit issued by any such Governmental Authority;

(g)           Liens for Taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established;

(h)           normal and customary Liens of operators and co-owners arising under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Interests, which, in each case, arise in the ordinary course and relate to obligations which are not yet due and pursuant to which Howell is not in default;

(i)           mechanic’s and materialmen’s Liens relating to the Oil and Gas Interests arising by operation of Applicable Law, which, in each instance, arise in the ordinary course and relate to obligations which are not yet due and pursuant to which Howell is not in default;

(j)           Liens and other defects arising in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farmout agreements, leases and assignments, contracts for purchases of production or similar agreements, or otherwise in the ordinary course of business) which would be accepted by a reasonable prudent oil and gas operator engaged in the business of owning or operating oil and gas properties; and

(k)           easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Oil and Gas Interests to the extent such matters would be accepted by a reasonable prudent oil and gas operator engaged in the business of owning or operating oil and gas properties.

Person – shall mean an individual, an estate, a corporation, a partnership, a joint venture, a limited liability company, an association, a joint stock company, a government or any department or agency of a government, a trust or any other entity.

Pipelines – shall mean all flow lines, pipelines, gathering systems and appurtenances thereto located on the Lands and used, or held for use, primarily in connection with the operation of the Properties, including those depicted on the plat attached hereto as Exhibit “V.”

Pre-Closing Period – shall have the meaning assigned to it in Section 1.5(a).

Properties – shall have the meaning assigned to it in the definition of “Assets.”

Proportionate Share – means, with respect to Howell, Howell’s Proportionate Share and, with respect to Participant, Participant’s Proportionate Share.

Project Area – shall have the meaning assigned to it in Section 1.1.

Recycled CO2 – shall mean CO2 underlying the Project Area that has been injected for Enhanced Recovery operations prior to the Effective Date under the terms of the Salt Creek Units.

Related Contracts – shall have the meaning assigned to it in Section 10.6.

Remediation or Remediate – shall mean the investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Material or other similar actions as required by any Applicable Environmental Law from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the protection of human health and the environment.

Request for Advance – shall have the meaning assigned to it in Section 10.1(b).

Salt Creek JOA – shall mean the joint operating agreement to be executed by the Parties at Closing covering the Salt Creek Units and a form of which is attached hereto as Exhibit “R.”

Salt Creek Units – shall have the meaning assigned to it in Section 1.1.

Salt Creek Unit Operating Agreement – shall mean the following:

(a)           Unit Operating Agreement for the Salt Creek South Unit Area dated September 11, 1961, as heretofore amended; and

(b)           Contract for Operation of Unit Area, Salt Creek Field, Wyoming dated August 18, 1939, as heretofore amended.

Subsequent EOR Operations – shall have the meaning assigned to it in Section 8.9(c).

Surface Contracts – shall have the meaning assigned to it in the definition of “Excluded Assets.”

Tail – shall have the meaning assigned to it in Section 5.2(a).

Take or Pay Obligation – shall have the meaning assigned to it in Section 8.4(c).

Tax or Taxes – means (a) any federal, state, provincial, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, goods and services, ad valorem, transfer, gains, profits, excise, franchise, margin, real and personal property, gross receipt, value added, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, unemployment, social security, alternative minimum or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and (b) liability for items in subparagraph (a), above, of any other Person by contract, operation of Law (including Treasury Regulation 1.1502-6), as a transferee or successor, or otherwise.

Tax Partnership – shall have the meaning assigned to it in Section 14.1.

Tax Partnership Provisions – shall have the meaning assigned to it in Section 14.1.

Tax Return – means any return, report, election, declaration, statement, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes or any amendment thereof, together with any attachment thereto.

Term – shall have the meaning assigned to it in Section 9.1.

Termination Payment – shall have the meaning assigned to it in Section 10.3.

Third Party or Third Parties – shall mean any Person(s) not (i) a Party, or (ii) an Affiliate of a Party.

Transfer Tax – means any real property transfer or excise, sales, use, services, value added, stamp, documentary, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, registration, duty, securities transactions or similar fees or Taxes or charges imposed by Governmental Authority (together with any interest or penalty, addition to tax or additional amount imposed), including any payments made in lieu of any such Taxes or charges imposed by Governmental Authority.

Treasury Regulations – shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in regard of the Code.

Unit Development Costs – shall mean the actual capital investment costs for Enhanced Recovery operations conducted under the Salt Creek Units, Salt Creek Unit Operating Agreements and the Salt Creek JOA with respect to the following:

(a)           an EOR Program, including the costs of (i) providing CO2, (ii) purchasing, installing or modifying injection headers, production headers, compressors, manifolds, flowlines, trunklines and gathering lines and other necessary CO2 equipment and facilities and (iii) delivery, gathering, injection and transportation facilities necessary for the EOR Program;

(b)           drilling, recompleting, testing, sidetracking, Completing and equipping EOR Wells to the inlet flange of the custody transfer meter (or, alternatively, plugging and abandoning an EOR Well prior to establishing production);

(c)           reworking existing wells, re-activation of inactive wells, or re-plugging wells that have not been properly plugged and abandoned;

(d)           plugging and abandoning any well located on the Lands or lands pooled, communitized or unitized therewith;

(e)           acquisition and installation of equipment or facilities required for the sourcing, handling, transportation, storage, injection and disposal of CO2, produced water, or water for injection, drilling or Completing purposes (including the acquisition of CO2, water rights, surface storage sites and facilities, water or CO2 pipelines, and water disposal wells and CO2 injection wells);

(f)           title examination and curative;

(g)           preparation for and handling regulatory hearings including court costs, expert witness fees and attorney’s fees;

(h)           site preparation and construction costs of any facility, tank or equipment site and preliminary drilling and construction costs;

(i)            all other maintenance capital costs including Maintenance and Repair Costs, stimulation; drilling replacement wells; remedial well work; equipment upgrades; repairs and modifications; avian protection; artificial lift equipment; and downhole tools and equipment; and

(j)            any other capital costs required to develop or maintain EOR Programs, existing CO2 or water floods, producing wells in the units or other existing assets which would customarily be paid for by the working interest owners under the Salt Creek Units.

Unit Development Costs shall not include the following:

(1)           costs incurred by Howell with respect to or in connection with activities, equipment, operations and facilities that exist downstream of the backpressure valve that is located immediately downstream of the LACT meters that are the custody transfer points. Presently five of these LACT meters exist within the Salt Creek Unit (one each at LACTs 4, 5, 10, 11, & 20, and one in the Salt Creek South Unit at A Battery);

(2)           costs incurred by Howell with respect to or in connection with the Howell CO2 Pipeline System;

(3)      acquisitions of any real property interests including oil and gas leases and AMI Acquisitions;

(4)      costs incurred prior to the Effective Date; and

(5)      all costs treated as expense under GAAP.

Valid Proposal – shall have the meaning assigned to it in Section 8.9(c).

Wells – shall have the meaning assigned to it in the definition of “Assets.”

Working Interest – shall mean the right to receive a percentage of the revenue from production relating to, and an obligation to bear a percentage of the costs and expenses for maintenance and development of, and operations relating to, any Salt Creek Unit.

2.2     Interpretation.  All references in this Agreement to Exhibits, Appendices, Annexes, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Annexes, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur.  The word “including” (in its various forms) means, unless the context requires otherwise, “including without limitation.”  All references to “$” or “dollars” shall be deemed references to United States Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP or COPAS as in effect on the Effective Date.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Annexes and Exhibits referred to herein are attached to and made a part of this Agreement.  Unless expressly stated otherwise, references to any Law, Lease or Contract shall mean such Law, Lease or Contract as it may be amended from time to time.

SECTION III.
TABLE OF EXHIBITS AND SCHEDULES

I.	EXHIBITS

SEC.	EXHIBIT		NAME

1.1	EXHIBIT “A-1”	-	LANDS INCLUDED IN THE SALT CREEK UNIT
1.1	EXHIBIT “A-2”	-	LANDS INCLUDED IN THE SALT CREEK SOUTH UNIT
1.1	EXHIBIT “A-3”	-	MAP OF SALT CREEK UNITS WITH BOUNDARIES
1.1	EXHIBIT “B”	-	LEASES
1.1	EXHIBIT “C”	-	PLAT OF WELL LOCATIONS
1.1	EXHIBIT “D”	-	CONTRACTS
1.1	EXHIBIT “E”	-	EQUIPMENT
1.1	EXHIBIT “F”	-	EXCLUDED ASSETS
5.2	EXHIBIT “G”	-	FORM OF PARTIAL ASSIGNMENT OF OIL AND GAS LEASES, BILL OF SALE AND CONVEYANCE OF ASSETS
1.1	EXHIBIT “H”	-	FORM OF SEISMIC LICENSE FOR EXISTING DATA
8.6	EXHIBIT “I”	-	FORM OF GEOPHYSICAL DATA USE AGREEMENT FOR FUTURE DATA
7.2	EXHIBIT “J”	-	INITIAL EOR PROGRAM
4.1(c)	EXHIBIT “K”	-	COPAS ACCOUNTING PROCEDURE
10.5	EXHIBIT “L”	-	FORM OF PARENT COMPANY GUARANTY
7.2	EXHIBIT “M”	-	CONFIDENTIALITY PROVISIONS
14.1	EXHIBIT “N”	-	TAX PARTNERSHIP PROVISIONS
8.3	EXHIBIT “O”	-	FORM OF JOINT MARKETING AGREEMENT
8.1	EXHIBIT “P”	-	FORM OF RATIFICATION OF EXISTING UOA
15.3	EXHIBIT “Q-1”	-	FORM OF TITLE INDEMNITY AGREEMENT FOR SALT CREEK UNIT
15.3	EXHIBIT “Q-2”	-	FORM OF TITLE INDEMNITY AGREEMENT FOR SALT CREEK SOUTH UNIT
8.1	EXHIBIT “R”	-	FORM OF SALT CREEK JOA
15.3	EXHIBIT “S”	-	FORM OF MEMORANDUM OF SALT CREEK JOA
8.4(b)	EXHIBIT “T-1”	-	SALT CREEK SCHEDULED TAKES
8.4(d)	EXHIBIT “T-2”	-	TAKE OR PAY CALCULATIONS
1.1	EXHIBIT “U”	-	CO2 MEMORANDUM OF UNDERSTANDING
2.1	EXHIBIT “V”	-	PLAT OF PIPELINES
15.3	EXHIBIT “W”	-	FORM OF PARENT GUARANTEE OF JOINT MARKETING AGREEMENT

II.	SCHEDULES

SEC.	SCHEDULE		NAME

11.6	SCHEDULE 11.6	-	HOWELL PENDING PROCEEDINGS
11.8	SCHEDULE 11.8	-	PRODUCTION SALES CONTRACTS
11.9	SCHEDULE 11.9	-	TAX MATTERS
11.9(c)	SCHEDULE 11.9(c)	-	EXTENSION OR WAIVERS OF LIMITATION PERIODS
11.9(d)	SCHEDULE 11.9(d)	-	TAX AUDITS
11.10	SCHEDULE 11.10	-	OUTSTANDING CAPITAL COMMITMENTS
11.11	SCHEDULE 11.11	-	COMPLIANCE WITH LAWS
11.12	SCHEDULE 11.12	-	PAYMENTS FOR PRODUCTION
11.14	SCHEDULE 11.14	-	PERMITS

SECTION IV.
PARTICIPANT’S FUNDING OBLIGATIONS/PARTICIPATION AGREEMENT ACCOUNT

4.1     Participant’s Commitment.

(a)           Description of Participant’s Commitment.  As a material inducement to Howell to enter into this Agreement and subject to the other terms and conditions of this Agreement, Participant agrees to pay and commits to fund Howell’s share of capital investment and costs as described herein in the total amount of Four Hundred Million Dollars U.S. ($400,000,000.00) (herein “Participant’s Commitment”).  Participant’s Commitment shall be tendered, deposited or expended pursuant to Section 10.1 solely for Howell’s Proportionate Share of costs attributable to the following:

(i)           at Howell’s sole discretion, funding capital investment costs for G & G projects covering the Project Area or any part thereof (herein “G&G Projects”), including participation in a 3D or 2D seismic program or the purchase of a license to or ownership in existing 3D or 2D seismic surveys; and

(ii)           funding all Unit Development Costs.

(b)           Limitations.  Howell’s use of such funds from Participant’s Commitment shall be limited as follows:

(i)           Not more than Ten Million Dollars ($10,000,000.00) of Participant’s Commitment may be utilized by Howell at its election for the capital investment costs for G&G Projects (herein “Participant’s Non-UDC Commitment Cap”), with the balance of Participant’s Commitment being utilized by Howell for all Unit Development Costs.  In the event Howell elects not to spend the entire amount of Participant’s Non-UDC Commitment Cap for the costs and expenses for G&G Projects, then Howell may use the unspent balance of Participant’s Non-UDC Commitment Cap for any Unit Development Costs, subject in all respects to Participant’s Commitment.

(ii)           The Participant’s Commitment shall be initially committed to the Unit Development Costs for the Initial EOR Program and (subject to Participant’s Non-UDC Commitment Cap) any G&G Projects included therein.  Upon completion of the Initial EOR Program the remaining balance of the Participant’s Commitment, if any, may be used for other EOR Programs, other Maintenance and Repair Costs or (subject to Participant’s Non-UDC Commitment Cap) other G&G Projects.

4.2     Allocation.  Participant’s Commitment shall be allocated as follows:

(a)one hundred percent (100%) of the Unit Development Costs and (subject to Participant’s Non-UDC Commitment Cap) the capital investment costs for any G&G Projects, in each case, that Howell will “incur” pursuant to this Agreement, from and after the Effective Date (herein “Participant’s Commitment Effective Date”), and thereafter during calendar year 2012; and

(b)ninety percent (90%) of the Unit Development Costs and (subject Participant’s Non-UDC Commitment Cap) the capital investment costs for any G&G Projects, in each case, that Howell will “incur” pursuant to this Agreement from and after January 1, 2013.

For the purposes of subparagraphs (a) and (b) above, and in order to avoid the allocation of costs for a particular operation or project for a time period occurring both prior to and after January 1, 2013,  if (i) a G&G Project is actually commenced on or before December 31, 2012, or (ii) an operation associated with an EOR Well or other Enhanced Recovery operations with an AFE less than $5,000,000 has commenced on or before December 31, 2012, then all of the costs of such G&G Project or all of the Unit Development Costs of such EOR Well, as the case may be, shall be subject to the 100% carry provisions of subparagraph (a) above.  Otherwise, as used in this Section IV, the term “incur” or “incurred” shall mean those Unit Development Costs attributable to the activities described in Section 4.1 which are accrued by or on behalf of Howell (for pre-Participant’s Commitment Effective Date periods) and/or “cash-called” pursuant to a Request for Advance (for post-Participant’s Commitment Effective Date periods) to actually fund the specific activity described in Section 4.1, as provided in and in accordance with this Agreement.

4.3     Records and Accounting.  Howell shall at all times maintain and keep true and correct books and records with respect to the expenditures referred to in Section 4.1 and the status of Participant’s Commitment in accordance with sound, accurate GAAP and consistent with the various provisions of this Agreement (including COPAS Exhibit “K”).  Participant shall have the audit rights provided in the COPAS accounting procedure attached as Exhibit “K” hereto with respect to which Participant’s Commitment is utilized from and after the date that such costs are incurred by Howell pursuant to the terms and provisions of this Agreement and the procedures set forth in COPAS.  With regard to Participant’s Proportionate Share of costs for Enhanced Recovery operations or other operations, Howell shall furnish to Participant accounting (through a joint interest billing or other method) in the normal course of Howell’s business and in accordance with the applicable of the Salt Creek JOA or the Salt Creek Unit Operating Agreements and COPAS provisions.

4.4     Commitment Termination.  The proposed operations included in the Initial EOR Program, attached hereto as Exhibit “J,” are provided as an estimate only, and Howell makes no representation or commitment regarding the actual date by which Participant’s Commitment may be fully utilized as provided in this Agreement.  If, however, the entire amount of Participant’s Commitment has not been requested pursuant to a Request for Advance in accordance with Section 10.1 by or before October 1, 2018, then any portion of Participant’s Commitment which has not been requested pursuant to a Request for Advance as provided herein (herein “Participant’s Unspent Commitment”) shall no longer be available for Howell’s funding under this Agreement, and Participant’s obligation to fund Participant’s Unspent Commitment shall automatically terminate.  Any portion of Participant’s Commitment that has not been spent by October 31, 2018 shall be returned to Participant.

4.5     Participation Agreement Account.  The Participation Agreement Account shall be established by Howell within 25 days after Closing.  Howell shall maintain the Participation Agreement Account as a separate account and Howell shall not commingle other funds with the funds in such Participation Agreement Account.  Howell shall make appropriate withdrawals from the Participation Agreement Account and cause all funds to be transferred from the Participation Agreement Account to

Howell’s operating account or the appropriate payee, but in no case shall such payment be made on the same day such funds were transferred to the Participation Agreement Account.

SECTION V.
ASSIGNMENTS

5.1     Howell’s Title.  Except for the special warranty of title referenced in this Section 5.1 and the representations and warranties in Section 11.13, Howell makes no warranty or representation, express, implied, statutory or otherwise, with respect to Howell’s title to any of the Assets.  The assignment to be delivered by Howell to Participant at Closing shall (i) be substantially in the form of Exhibit “G” (the “Assignment”), (ii) cover Participant’s Proportionate Share of Howell’s working interest and operating rights (herein defined as the right to drill for, produce, save and market Hydrocarbons) in the Assets, and (iii) contain a special warranty to the Assets against all Persons claiming by, through and under Howell but not otherwise, subject to the Permitted Encumbrances, but shall otherwise be without warranty of any kind, express, implied, statutory or otherwise.

5.2     EOR Funding Agreement.

(a)           The Parties acknowledge that Howell has previously entered into the EOR Funding Agreement and that certain of the Leases and other EOR Properties are subject to the terms and provisions of the EOR Funding Agreement.  Pursuant to the EOR Funding Agreement, Howell has the right to obtain funding for the Enhanced Recovery costs associated with the Enhanced Recovery development of Phases 5, 6 and 7 of the Salt Creek Units during the Term of this Agreement.  In addition, the EOR Funding Agreement Parties (as that term is defined in the EOR Funding Agreement) receive a net profits interest prior to Program Payout as provided under Section 3.1 of the EOR Funding Agreement (“NPI Interest”) and after Program Payout certain EOR Funding Agreement Parties receive a continuing net profits interest as provided in Section 3.13(a) of the EOR Funding Agreement (“Tail”).  The interest acquired by Participant in the Assets shall be subject to and burdened by Participant’s Proportionate Share of the obligations under the EOR Funding Agreement including the NPI Interest and Tail.

(b)           The Parties acknowledge that the obligations of the EOR Funding Agreement Parties to fund under the terms of the EOR Funding Agreement will be completed in 2012.  Pursuant to the EOR Funding Agreement, Howell expects to request that the EOR Funding Agreement Parties fund an additional estimated $15,000,000.  In such event, Howell estimates it will spend an additional $19,000,000 to satisfy its remaining funding obligations under the EOR Funding Agreement.  The additional monies funded under the EOR Funding Agreement will be used to satisfy certain Unit Development Costs included in the Initial EOR Program.  For clarification, a portion of Participant’s Commitment shall be expended for Howell’s Proportionate Share of Howell’s remaining funding obligations under the EOR Funding Agreement and Participant shall also be obligated for Participant’s Proportionate Share of Howell’s remaining funding obligations under the EOR Funding Agreement.

5.3     Further Assurances.  After Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement and or of any document delivered pursuant to this Section V.

5.4     BLM Assignments.  Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Authority are assigned under the Assignments and also are described and covered by other separate assignments made by Howell to Participant on officially approved forms, or forms acceptable to such Governmental Authority, in sufficient multiple originals to satisfy the applicable statutory and regulatory requirements.  The interest conveyed by such separate assignments are the same, and not in addition to, the interests assigned in the Assignment attached as Exhibit “G”.  Further, such assignments shall be deemed to contain the special warranty of title of Howell, and all of the exceptions, reservations, rights, titles, powers and privileges set forth herein and in the Assignment as fully and only to the extent as though they were set forth in each such separate assignment.

5.5     Seismic License.  At Closing, Howell shall deliver or cause to be delivered the royalty free and cost free seismic license(s) attached hereto as Exhibit “H” licensing Participant’s use of existing, proprietary seismic data covering all or any portion of the Properties for a period of thirty-five (35) years.

SECTION VI.
AREA OF MUTUAL INTEREST

6.1 Area of Mutual Interest.  From and after the Effective Date, the Parties hereby establish an area of mutual interest covering all lands and acquisitions of Acquired Interests within the Project Area (the “AMI”).

6.2     AMI Coverage.  The AMI shall cover any Oil and Gas Interests lying wholly or partially within the AMI, including re-acquisitions of expired jointly-owned Leases or renewals of jointly-owned Leases, fee mineral interests, royalty interests, net profits interests, overriding royalty interests, working interests, operating rights, or any farmouts or other contracts or agreements, excluding, however, Oil and Gas Interests owned by a Party as of the date of this Agreement (an “Acquired Interest”).  Should either Party or its Affiliate acquire (the “Acquiring Party”), by purchase, trade, or otherwise, after the Effective Date, an Acquired Interest wholly or partially within the AMI, (“AMI Leases”) then, within thirty (30) days after such acquisition, the Acquiring Party shall give written notice of the acquisition to the non-acquiring Party, which notice shall include a complete description of the Acquired Interest and information specifying the number of gross and net lease acres, existing overriding royalties or other burdens affecting the Acquired Interest, available information regarding title and environmental conditions, including a copy of any environmental assessment or study available to the Acquiring Party (it being agreed that the Acquiring Party shall not be obligated to prepare or acquire any environmental information other than in its normal course of business), the purchase price and the terms of the acquisition, as well as the actual acquisition costs, the obligations required to earn such interest, including bonus considerations or equivalent if other than cash, broker’s fees, recording fees, and rentals, and any other information the Acquiring Party deems relevant to the acquisition of its AMI Proportionate Share of the Acquired Interest.

6.3     Acquired Interests.  Upon receipt of such acquisition notice, the non-acquiring Party shall have the right, for a period of thirty (30) days after receipt of such notice, in which to make its election to acquire its AMI Proportionate Share of the Acquired Interest.  In the event a non-acquiring Party desires to take its AMI Proportionate Share of the Acquired Interest, it shall make its election in writing, accompanied by a payment to the Acquiring Party for its AMI Proportionate Share of the costs and expenses of the acquisition prior to the expiration of the thirty (30) day notice period, and such amount shall be distributed to the Acquiring Party as a reimbursement for bearing such cost and expenses attributable to the Acquired Interest.  Promptly after a non-acquiring Party’s election to acquire its AMI Proportionate Share of such Acquired Interest, the Acquiring Party shall assign said interest to the non-acquiring Party, subject to the terms of this Agreement, on substantially the form of assignment attached hereto as Exhibit “G,” but free and clear of any Liens or burdens created by the Acquiring Party.  Upon such assignment, the Acquired Interest shall become subject to the provisions of this Agreement.  Failure of the non-acquiring Party to (i) respond to an acquisition notice, and (ii) pay to the Acquiring Party its

AMI Proportionate Share of the acquisition costs incurred in the acquisition of the Acquired Interest within the thirty (30) day election period following receipt of a notice of acquisition shall be deemed an election not to acquire said Acquired Interest.  If a non-acquiring Party elects not to participate in such offer or is deemed to have relinquished its rights to purchase or to participate in the Acquired Interest, the Acquiring Party shall own such Acquired Interest free and clear of the provisions of the AMI and this Agreement.  The failure of a non-acquiring Party to participate in any particular Acquired Interest will not affect its rights to subsequent Acquired Interests.

(a)           If two or more Acquired Interests are included in a single notice, the non-acquiring Party shall have the right to make separate elections as to each such Acquired Interest.

(b)           If an Acquired Interest covers non-contiguous parcels of land, some of which are located within the boundaries of the AMI and some of which are located outside the boundaries, the provisions of this Section VI will not apply to those lands located wholly outside the boundaries of the AMI.

(c)           If an Acquired Interest covers contiguous lands that lie both inside and outside the boundaries of the AMI(s), the provisions of this Section VI will apply only to those lands located within the boundaries of the AMI.

(d)           When less than the entire area covered by an acquisition of an Acquired Interest is offered, the Acquiring Party’s cost applicable to the portion offered shall be that portion of the total cost which the offered portion bears to the total acquisition on a net mineral acreage basis.

6.4     Excluded Acquisitions.  Notwithstanding anything herein to the contrary, the provisions set forth in this Section VI shall not apply to any acquisitions which (i) result from a merger, consolidation, entity consolidation, reorganization with, by, or between a parent company, subsidiary, or Affiliate of either of the Parties hereto, or (ii) result from a merger or acquisition of the stock of another company or all of an entity or partnership or an acquisition of all or substantially all of the assets of an entity by the Acquiring Party, whether by cash, like-kind exchange, stock purchase or otherwise (other than any of the foregoing where all or substantially all of the assets of the acquired company, entity or partnership, as the case may be, consists of Oil and Gas Interests in the Project Area); provided that the Acquiring Party shall not engage in any transaction with the intent or purpose of evading or avoiding any of the obligations set forth in this Section VI.  For the avoidance of any doubt, the Parties acknowledge and agree that this AMI shall not be construed in any manner and shall not be applicable to circumstances where the sale of all or a portion of a Party’s interest in the Leases and/or any other jointly-owned Leases in the Project Area is to another Party to this Agreement.

6.5     Ownership.  The ownership and cost sharing interests of the Parties with respect to Acquired Interests covered by the AMI and in which both Parties own an interest shall be in accordance with their respective AMI Proportionate Shares and shall be subject to the terms of the Salt Creek JOA.

6.6     Term of AMI.  The AMI term shall terminate upon the end of the Term of this Agreement.

6.7     Warranty of Title.  If either Party acquires any Oil and Gas Interests in the Project Area subject to the AMI provisions provided in this Section VI and the other Party elects to acquire its AMI Proportionate Share of an interest therein pursuant to this Section VI, then the acquiring Party shall , subject to Permitted Encumbrances, warrant title by, through, and under itself to the electing Party, and not otherwise, with respect to the electing Party’s AMI Proportionate Share therein.

SECTION VII.
TECHNICAL AND BUDGET REVIEWS

7.1     Initial EOR Program.  Attached hereto as Exhibit “J” is the “Initial EOR Program” for the period beginning as of April 1, 2012, and estimated to end on or about December 31, 2014, setting forth the anticipated plans and operations for the Initial EOR Program.  The Initial EOR Program includes a description of the budget setting forth the estimated costs to be incurred on an annual basis for (i) the Enhanced Recovery operations and (ii) Maintenance and Repair (herein the “Maintenance Budget”).  It is understood and agreed by the Parties that the Initial EOR Program is only an estimate of future activity, and the actual activities or operations conducted over the Term of this Agreement may vary considerably from the Initial EOR Program in terms of the volumes of CO2 actually purchased and injected or recycled, drilling and Facilities costs, Maintenance and Repair, and other operational considerations.  Howell commits to use reasonable commercial efforts and act as a reasonable prudent operator in performing the Initial EOR Program as the same may be revised from time to time; however, the Parties agree that HOWELL HAS MADE NO REPRESENTATIONS WITH RESPECT TO THE ACTUAL COMPLETION, TIMING, COST, PERFORMANCE, OR RESULTS OF WORK TO BE PERFORMED HEREUNDER.

7.2     Technical Reviews.

(a)           Initial Technical Review.  Upon Participant’s request, the Parties shall conduct an initial technical review of the Project Area within sixty (60) days after the Closing Date.  The meeting for the initial technical review shall be held at a mutually agreeable time and location.  Such initial technical review shall include certain geological, geophysical and engineering data and interpretations regarding the EOR Programs with particular emphasis on future planned activities.  Each Party agrees to use reasonable commercial efforts to respond to the other Party’s questions regarding technical matters, whether during the meeting for the initial technical review or otherwise.

(b)           Subsequent Technical Reviews.  Subsequent meetings for technical reviews shall be held by the Parties annually during the Term of this Agreement, in each case, upon sixty (60) days’ prior written notice.  The location of all annual technical reviews shall be at Howell’s offices in Denver, Colorado.  In addition to the information set forth in Section 7.2(a) above, Howell shall deliver notice with respect to each meeting containing the date and time thereof no earlier than thirty days and no later than ten days prior to the scheduled date of the technical meeting.  Any Party may attend any technical meeting by telephone or video conference upon advance notice to the other Parties.  The information exchanged between the Parties at technical meetings shall be held confidential by the Parties pursuant to the terms set forth in Exhibit “M” (herein, the “Confidentiality Provisions”).  The respective technical meeting attendees shall act in an advisory capacity only and do not have the authority to make any decision that is binding upon either Party.  In addition, Howell shall make reasonable good faith efforts to allow Participant to attend regularly scheduled Howell team meetings concerning Enhanced Recovery operations or other operations with respect to the Salt Creek Units.

7.3     Joint Budget Reviews.  In November 2012, or such other time as the Parties may mutually agree, and thereafter during the Term of this Agreement, on a schedule and at locations concurrent with the technical reviews described in Section 7.2, the Parties shall hold joint capital budget reviews of Enhanced Recovery operations on the Project Area.  Such reviews shall cover Howell’s good faith estimates of 8/8ths capital spending for the following year.  The information exchanged between the Parties at budget reviews shall be held confidential by the Parties pursuant to the Confidentiality Provisions.  Howell shall use reasonable commercial efforts to furnish Participant a draft of its estimated budget not less than ten (10) days prior to the budget review meeting date.  Approval of a capital budget as presented shall not be required by either Party.

7.4     Budget Categories.  For any budget review, the following categories of capital costs and expenses should be presented if applicable:

(a)           CO2 estimates, drilling, completion, equipping, water, injection wells, storage, disposal;

(b)           Workovers, recompletions, plugging and abandonment;

(c)           Maintenance and Repair Costs;

(d)           Gathering, other facilities in the Project Area; and

(e)           Seismic programs and acquisitions.

SECTION VIII.
OPERATION OF THE PROJECT AREA

8.1     Salt Creek JOA.

(a)           For purposes of governing the relationship between Howell and Participant with respect to the development and operation of each of the Salt Creek Units, the Parties shall execute the joint operating agreement attached hereto as Exhibit “R” (“Salt Creek JOA”).  In addition, Participant shall execute the Ratification of the Salt Creek Units attached hereto as Exhibit “P.”

(b)           As between Howell and Participant, the operations of the Parties and the ownership, management and operation of the Project Area shall be governed by and subject to this Agreement, the Salt Creek JOA and the Salt Creek Unit Operating Agreements.  To the maximum extent possible, the Salt Creek JOA and this Agreement shall control the operations of the Parties and the ownership, management and operation of the Project Area and, in the event of a conflict, ambiguity, or inconsistency between the provisions of the Salt Creek JOA and the Salt Creek Unit Operating Agreements, the Salt Creek JOA shall control.  The existence of a provision in one agreement and the absence of a corresponding provision in the other agreement shall not be deemed a conflict, ambiguity, or inconsistency.

(c)           Except for Participant’s Proportionate Share of amounts allowed by the COPAS Exhibit to the Salt Creek JOA, neither Howell nor its Affiliates shall charge Participant any amount for use of existing surface rights associated with the Salt Creek Units operations and Facilities.

8.2     Designation of Operator/Operator Standard.  Participant has designated Howell as Operator under this Agreement and the Salt Creek JOA.  Howell (subject to the terms and provisions of the applicable Salt Creek Unit Operating Agreements and the Salt Creek JOA, and the provisions of this Agreement), shall have exclusive charge, management and control of all operations to be conducted on the Project Area pursuant to this Agreement, and Howell may take any and all actions which a reasonable prudent operator would take under similar circumstances and deem necessary or advisable in the management, operation and control thereof.  Howell shall operate and maintain all EOR Properties as would a reasonably prudent operator under similar circumstances in accordance with good oil field practices, shall comply with all Applicable Laws, and shall notify Participant if Howell receives a notice from any Governmental Authority alleging failure to comply with any such Applicable Law.  Howell shall proceed as a reasonably prudent operator to protect and preserve the Leases and any other jointly-owned leases in the Project Area and promptly (and, unless the same are being contested in good faith and by appropriate proceedings, before the same are delinquent) pay or cause to be paid all costs and expenses

(including all Taxes and all costs, expenses and liabilities for labor, materials and equipment incurred in connection with EOR Properties and its share of all obligations to the holders of royalty interests and other interests affecting the Oil and Gas Interests) incurred from and after the Effective Date and during the Term of this Agreement, in developing, operating and maintaining the Leases and any other jointly-owned leases in the Project Area, and shall keep Participant’s Proportionate Share of the Leases and any other jointly-owned Leases in the Project Area free and clear of all Liens other than the Permitted Encumbrances.  Howell’s obligations under this Section 8.2 shall extend to all activities under the EOR Programs, including rig management, management of partner agreements and decisions of when and how to drill or rework individual EOR Wells and Facilities.

8.3     Sale of Production. The Parties shall execute and deliver, or cause to be executed and delivered, at Closing a crude oil marketing agreement in the form attached on Exhibit “O” (the “Joint Marketing Agreement”) with respect to the purchase and marketing by Howell of Participant’s Proportionate Share of Hydrocarbons produced from the Project Area from time to time.  No marketing fee shall be charged to Participant for such marketing services.

8.4     CO2 Sourcing.

(a)           Supply of CO2.  Howell and Participant acknowledge that Howell must purchase the majority of the CO2 to be used for the EOR Programs and, as such, Howell can only take such action and exercise such rights and remedies so as to maintain the CO2 supply and operate the EOR Programs that may be available to Howell, under Applicable Law and contract, as a purchaser of CO2 (provided that Howell shall never be obligated to enter into any CO2 purchase or supply arrangements that it, in its reasonable discretion, deems to be commercially unreasonable or uneconomical).  Howell is a party to the Exxon CO2 Agreement.  Pursuant to the Exxon CO2 Agreement, Howell has the exclusive right to purchase certain volumes of CO2 for resale, redelivery or use within the Project Area and other lands.  Title to the CO2 provided for Enhanced Recovery operations within the Project Area shall not transfer to Participant.

(b)           Commitment of CO2.  Subject to limitations of Force Majeure, Howell shall make reasonable commercial efforts to make the CO2 volumes set forth on an annual basis under the column designated “Salt Creek Scheduled Takes” on Exhibit “T-1” attached hereto, available for use in the Enhanced Recovery operations associated with the Salt Creek Units to the extent available and delivered under the Exxon CO2 Agreement and so long as the volumes are reasonably required by the EOR Programs.  The CO2 shall be made available for use in Enhanced Recovery operations within the Project Area on a first priority basis ahead of CO2 made available for use in Enhanced Recovery operations associated with other Howell-operated properties (including the Monell Unit and Lynch Unit) or other Third Party-operated properties.  However, because Howell will be subject to ExxonMobil’s performance under the Exxon CO2 Agreement and other supply contracts and unforeseen disruptions out of the control of Howell, Howell’s obligation shall at all times be to operate the EOR Programs and to enforce and preserve its rights under the Exxon CO2 Agreement as a reasonable prudent operator so as to maintain injection rates as anticipated in the EOR Programs, but Howell cannot and does not represent or warrant a fixed volume or rate of CO2 injection nor does Howell represent or warrant that there will not be fluctuations in injection rates from time to time.

(c)           Take or Pay Obligation.  Under the terms of the Exxon CO2 Agreement, Howell is obligated to take or pay for certain CO2 contract quantities as fully described in Article 7 of the Settlement Agreement dated January 1, 2008 between Exxon Mobil Gas and Power Marketing Company and Howell Petroleum Corporation and Anadarko E&P Company L.P. (“Take or Pay Obligation”).  In consideration for making available the quantities of CO2 to the Project Area on a priority basis as provided hereunder, from or after the Effective Date Participant shall assume its Proportionate Share of the liability and obligations associated with the Take or Pay Obligation attributable to the difference between the “Salt Creek Scheduled Takes” described in Section 8.4(b) and the actual volume of CO2 used in the Enhanced Recovery operations associated with the Project Area during the term of the Exxon CO2 Agreement.  However, Participant’s Proportionate Share of the Take or Pay Obligations shall be reduced in the proportion to the CO2 volumes used in Enhanced Recovery operations associated with fields other than the Project Area.  The calculations of such Take or Pay Obligation on the Exhibit “T-2” are provided for illustrative purposes only.

(d)           Limits on Use.  The CO2 provided by Howell hereunder shall be for use in the EOR Programs subject to the limitations set forth in the Exxon CO2 Agreement.  In the event Howell and Participant, in their joint discretion, propose to “blow-down” the Salt Creek Units and/or monetize the CO2, the Participant, for no additional consideration, shall be entitled to Participant’s Proportionate Share of any proceeds derived from the actual re-sale of (i) Recycled CO2; (ii) the volumes of CO2 injected in connection with the EOR Programs in which Participant participates during the Term of this Agreement; and (iii) volumes associated with the Take or Pay Obligation attributable to CO2 volumes that are otherwise sold to a Third Party.

(e)           Cost.  Participant shall bear its Proportionate Share of the price paid for the use of CO2 and other related fees as provided under the CO2 Memorandum of Understanding.

(f)           Acceleration of CO2 Injection.  Participant agrees that Howell may, in its sole discretion as a reasonable prudent operator, accelerate CO2 injection rates, which may include the purchase of additional volumes of CO2 for the EOR Programs.  In such event, Howell agrees that the cost to Participant for the increased volume of CO2, whether supplied under the Exxon CO2 Agreement or through alternative sources, shall not exceed Howell’s Purchase Price for CO2 as defined in the CO2 Memorandum of Understanding.

(g)           CO2 Emission Reductions.  Participant acknowledges and agrees that this Agreement does not include any right, credit, interest, entitlement or other benefit (present or future), arising from actions resulting in any greenhouse gas Emission Reductions as a result of its participation in the EOR Programs.  For purposes of this section, “Emission Reductions” means reductions or avoidance of emissions of greenhouse gases, or sequestration of carbon from the atmosphere, as measured in metric tons of carbon dioxide gas, or, in the case of methane and other greenhouse gases, of carbon dioxide equivalent metric tons.  Howell will retain such emission reductions for its own sale or retention, at its sole discretion, as it sees fit, with no value derived therefrom due to Participant.

(h)           Banked Volumes.  The Exxon CO2 Agreement allowed Howell, as the purchaser of the CO2, to bank CO2 volumes in excess of the quantity required to be taken in any particular contract year for purposes of offsetting future Take-or-Pay Obligations.  As of November 30, 2007, Howell was credited with a banked volume of CO2 of 31,227 MMCF.  After November 30, 2007, Howell cannot obtain additional banked volume credits pursuant to the terms of the Exxon CO2 Agreement.  Participant shall receive the benefit of its Proportionate Share of the 31,227 MMCF banked credits for purposes of offsetting any future Take or Pay Obligations. No additional consideration shall be paid by Participant for these banked volumes.

8.5     Insurance/Self Insurance and Uninsured Losses.  At Closing, Participant shall provide evidence that it has obtained, or caused to be obtained, and maintains, or causes to be maintained, during the Term of this Agreement insurance coverage relating to Participant’s Proportionate Share of the ownership, operation and maintenance of EOR Properties in such amounts, with provisions for such deductible amounts and of the types set forth on Exhibit “D” to the Salt Creek JOA.  Alternatively, Howell and Participant shall each have the right to satisfy the foregoing obligations through self-

insurance, if consistent with Howell’s risk management practices.  Notwithstanding the foregoing, Participant may request that Howell’s insurance cover Participant’s Proportionate Share of any interest applicable to the EOR Properties from the Closing Date until such time as Participant is able to complete arrangements to acquire such insurance for such properties, but in no event longer than sixty (60) days after Closing.  Howell shall be promptly compensated by Participant for such coverage which shall be equal to the annual cost for the insurance actually obtained by Participant in compliance with this Section 8.5, pro-rated to the actual days covered by Howell.

8.6     Seismic Survey Operations.  During the Term of this Agreement, Howell may propose to conduct seismic survey operations in accordance with the terms of the Salt Creek JOA covering all or a portion of the Project Area in accordance with the terms set forth therein.  Both Howell and Participant shall receive proprietary rights and ownership of all seismic data from seismic surveys in which they both participate under the Salt Creek JOA.  Notwithstanding anything to the contrary contained herein or in the Salt Creek JOA, (i) Howell may designate its Affiliate to receive the proprietary rights and ownership of seismic data from seismic surveys in which Howell participates under the Salt Creek JOA, and (ii) Participant may designate its Affiliate to receive the proprietary rights and ownership of seismic data from seismic surveys in which Participant participates under the Salt Creek JOA.  In addition, the applicable of Howell or its designated Affiliate and the applicable of Participant or its designated Affiliate shall enter into a Geophysical Data Use Agreement attached hereto as Exhibit “I” (“Geophysical Data Use Agreement”) covering the jointly acquired seismic data, which Geophysical Data Use Agreement shall be executed by the Parties prior to receipt of the applicable seismic data.  If a proposed seismic survey covers lands within and outside the Project Area, Participant shall have the right to make a separate election as to the lands within the Project Area and as to the lands outside the Project Area.  Participant’s election as to lands within the Project Area shall be governed by this Agreement; an election as to lands outside the Project Area shall be subject to the negotiation of a mutually acceptable agreement between the Parties.

8.7     Government Regulation.  Howell and Participant shall be subject to all Applicable Laws with respect to the Project Area and their respective obligations hereunder.  Howell shall make all required regulatory reports with all applicable agencies, boards, officials, commissions and other Governmental Authorities having jurisdiction with respect to operation of the Salt Creek Units.

8.8     Reporting Requirements.  Subject to the other provisions of this Agreement or the applicable Salt Creek JOA or Salt Creek Unit Operating Agreements, Howell shall furnish Participant access to the same information and reports that are customarily generated in the field and sent to Howell that relate to the EOR Properties or other operations subject to this Agreement in which Participant is a participating party.

8.9     Approval of Operations and Non-Consent.

(a)           Initial EOR Program.  In accordance with the terms of Section 7.1 of this Agreement, Howell has established an Initial EOR Program for development of the Salt Creek Units.  Howell, in its sole and exclusive discretion, shall conduct operations to implement the Initial EOR Program and the following operations and expenditures shall be deemed to be approved by the Parties under the terms of the Salt Creek JOA (“Initial EOR Program Operations”):

(i)           All expenditures for drilling, reworking, sidetracking, Completing, recompleting, plugging back, and Enhanced Recovery operations contemplated under the Initial EOR Program and any reasonable and prudent modifications to the Initial EOR Program;

(ii)           All expenditures for sourcing of CO2 in the volumes contemplated under the terms of the Initial EOR Program; and

(iii)           All expenditures for Maintenance and Repair contemplated under the terms of the Initial EOR Program.

No further approval under the terms of the Salt Creek JOA or either Salt Creek Unit Operating Agreement shall be required to conduct the Initial EOR Program Operations.

(b)           CO2 Volumes.  Howell, in its sole discretion, while acting as a reasonable and prudent operator shall determine the volumes of CO2 to be used to continue existing production from the Project Area and the production established under the Initial EOR Program.  No further approval under the terms of the Salt Creek JOA shall be required to obtain such CO2 volumes.

(c)           Subsequent Operations and Programs.  Any Enhanced Recovery projects, expenditures or other operations that are not included within the Initial EOR Program shall be proposed in accordance with the provisions set forth in Sections 8.9(c)(i) and 8.9(c)(ii).  Any non-Enhanced Recovery projects, expenditures or other operations shall be proposed in accordance with the provisions set forth in Section 8.9(c)(iii).

(i)           New EOR Programs.  Any projects, expenditures or other operations for Enhanced Recovery intended to establish initial production from Lands that have not previously produced oil or gas pursuant to Enhanced Recovery operations involving injection of CO2 (a “New EOR Program”), shall be proposed by Howell in accordance with the following provisions:

(A)           Howell shall deliver a written notice to Participant of the New EOR Program (“Notice of Proposal”) in accordance with Article VI.B.1. of the Salt Creek JOA, and the Notice of Proposal will include the scope, intent, and plan for the New EOR Program and a budget setting out a reasonable estimate of the anticipated Unit Development Costs for the proposed New EOR Program.

(B)           Participant shall have 30 days after receipt of the Notice of Proposal within which to notify Howell whether Participant elects to participate in the New EOR Program.  Participant’s failure to reply to the Notice of Proposal within the time periods set forth in this Section 8.9(c)(i) shall constitute an election by Participant not to participate in the New EOR Program.

(C)           If Participant consents to the proposed New EOR Program then the operations and expenditures associated with the New EOR Program shall be deemed approved under the Salt Creek JOA and the Salt Creek Unit Operating Agreements and Participant shall contribute its Proportionate Share of the Unit Development Costs of the New EOR Program.  Participant’s Commitment, if available as provided in Section 4.1(b)(ii), shall be applied to Howell’s Proportionate Share of the Unit Development Costs of the New EOR Program.

(D)           If Participant does not consent, or is deemed to be non-consent, to the proposed New EOR Program, then, notwithstanding any rights of approval under the Salt Creek JOA or the Salt Creek Unit Operating Agreements, Howell may proceed with the New EOR Program and the Participant shall be subject to the non-consent penalty under Section 8.9(d)(i) with respect to its Proportionate Share of the Unit Development Costs of the New EOR Program.  Participant’s Commitment, if available as provided in Section 4.1(b)(ii), shall be applied to Howell’s Proportionate Share of the Unit Development Costs of the New EOR Program.

(E)           Subject in all respects to Section 16.12, a New EOR Program may be proposed by Participant or any other party to the Salt Creek JOA at any time on either of the Salt Creek Units, and such proposal shall be valid and subject to the election provisions of this Section 8.9(c) (a “Valid Proposal”) only upon the approval of Howell; provided, however, in the event Howell (i) is no longer Operator of each of the Salt Creek Units, or (ii) has transferred or assigned all or a portion of its interest in each of the Salt Creek Units to a Third Party, then such proposal shall be a Valid Proposal only upon the affirmative vote of two or more parties to the Salt Creek JOA owning a majority interest based on ownership shown on Exhibit “A” to the Salt Creek JOA then in effect.

(ii)           Other Enhanced Recovery Operations.  Any projects, expenditures (including Maintenance and Repair), or other operations for Enhanced Recovery that are not part of the Initial EOR Program or a New EOR Program (herein “Subsequent EOR Operations”) shall be proposed by Howell in the same manner as a New EOR Program.  For those costs associated with such Subsequent EOR Operations during a calendar year that do not exceed $20,000,000.00  (8/8ths), Participant shall be required to participate in such operations for its Proportionate Share.  For those costs associated with such Subsequent EOR Operations during a calendar year that exceed $20,000,000.00 (8/8ths), Howell shall propose each such operation in the same manner as a New EOR Program and, if applicable, the non-consent provisions of Section 8.9(d)(ii) shall apply.  Participant’s Commitment, if available as provided in Section 4.1(b)(ii), shall be applied to Howell’s Proportionate Share of the costs of Subsequent EOR Operations.  For the avoidance of doubt, Participant’s election not to participate in a Subsequent EOR Operation shall not prevent Howell from undertaking the operation.

(iii)           Non-Enhanced Recovery Operations.  Any non-Enhanced Recovery operations (including without limitation conventional vertical and horizontal drilling for primary production of oil and gas) shall be proposed by either Party at any time pursuant to the terms of the Salt Creek JOA.  Participant’s Commitment shall not be applied to the costs of non-Enhanced Recovery operations.

(d)           Non-Consent Penalty.

(i)           New EOR Program. If a Party does not consent (“Non-Consenting Party”) to a New EOR Program as set forth in Section 8.9(c)(i), then the Non-Consenting Party shall be deemed to have relinquished to the consenting party (“Consenting Party”), and the Consenting Party shall own and be entitled to receive, all of the Non-Consenting Party’s interest in the production obtained from the EOR Wells within the New EOR Program in which the Non-Consenting Party did not elect to participate.  The relinquishment shall be effective until the proceeds from the sale of such share of production, calculated at the wells, or market value thereof if such share is not sold (after deducting ad valorem, production, severance, and excise Taxes, royalty, overriding royalty, and other interests not excepted by Article III.C. of the Salt Creek JOA payable out of or measured by production from such wells accruing with respect to such interest until it reverts), shall equal 300% of the Non-Consenting Party’s Proportionate Share of all costs under the applicable New EOR Program.

(ii)           Subsequent EOR Operations.  If a Party does not consent to Subsequent EOR Operation as set forth in Section 8.9(c)(ii), then the Non-Consenting Party shall be deemed to have relinquished to the Consenting Party, and the Consenting Party shall own and be entitled to receive, 20% of the Non-Consenting Party’s interest in the production obtained from the EOR Wells located within each EOR Program that benefits from the operation or expenditure for which the Non-Consenting Party did not elect to participate.  The relinquishment shall be effective until the proceeds from the sale of such share of production, calculated at the wells, or market value thereof if such share is not sold (after deducting ad valorem, production, severance, and excise Taxes, royalty, overriding royalty, and other interests not excepted by Article III.C. of the Salt Creek JOA payable out of or measured by production from such wells accruing with respect to such interest until it reverts), shall equal 150% of the Non-Consenting Party’s Proportionate Share of the applicable costs associated with the non-consent election.

(iii)           Non-Enhanced Recovery Operations.  The non-consent penalties and provisions in the Salt Creek JOA shall govern all non-Enhanced Recovery operations.

SECTION IX.
TERM OF AGREEMENT

9.1     Term.  This Agreement shall be for a term commencing on the Effective Date and ending June 1, 2021, unless sooner terminated in accordance with the terms hereof (herein the “Term”).  After the Term, any Oil and Gas Interests of the Parties in the Project Area shall be subject to then effective Salt Creek Unit Operating Agreement or Salt Creek JOA and the Tax Partnership Provisions covering such Oil and Gas Interests, and only insofar as the same are included within the Contract Area described in each Salt Creek Unit Operating Agreement and Salt Creek JOA and the Tax Partnership Provisions, and shall be operated in accordance with the Salt Creek Unit Operating Agreement and Salt Creek JOA to which such joint interests are subject.

9.2     Termination or Expiration of Agreement.  The termination or expiration of this Agreement shall not relieve either Party hereto from any rights, benefits, expense, liabilities or obligations or any remedies which have accrued or attached prior to the effective date of such termination or expiration.

SECTION X.
REQUESTS FOR ADVANCE; ACCOUNTING, DEFAULT; REMEDIES

10.1    Requests for Advance, Advances.  All payments of Participant’s Commitment by Participant to the Participation Agreement Account pursuant to this Agreement shall be made by monthly “cash calls” from time to time during the Term hereof (each an “Advance” and collectively the “Advances”).  Participant agrees to fund the Requests for Advances submitted to Participant in accordance herewith, as and when due and payable under the terms of this Agreement.  A Request for Advance attributable to Participant’s Commitment shall be determined in the following manner:

(a)           Howell shall reasonably estimate the costs it will incur for the succeeding calendar month.  Such estimate will consider costs incurred for prior months, and such estimate will be reasonably adjusted for Enhanced Recovery and EOR Well activity, actual cost trends, expected increases or decreases in costs, and other factors which may reasonably affect the estimate.

(b)           Howell shall provide (not earlier than the 20th day of each calendar month) a general description of such estimated costs to Participant together with a request for Advance from Participant in the same amount (“Request for Advance”), subject to Participant’s Commitment.  Each Advance shall be made pursuant to a Request for Advance.

(c)           All Requests for Advances will be in the form of a letter requesting the Advance, signed by the (i) EOR Program Manager or (ii) Manager – Joint Interest Accounting for Howell (or his/her designee having such authority), which letter shall include:

(i)           the current Request for Advance amount (in US dollars) and a statement reflecting on a cumulative basis all prior Advances received by Howell; and

(ii)           a schedule of operations for Enhanced Recovery projects, containing the type of project proposal, Howell AFE number, Howell cost center number, anticipated Commencement Date, 8/8ths AFE cost estimate for the Unit Development Costs,  Howell’s working interest, and the net Advance (in US dollars).

(d)           Each Advance paid by Participant shall be made by electronic funds transfer to the Participation Agreement Account, in immediately available funds (US dollars) within twenty (20) days after Participant’s receipt of a Request for Advance.

10.2    Netting Revenue to Expenses.  Notwithstanding the provisions of the Salt Creek JOA or the Salt Creek Unit Operating Agreements, in the ordinary course of accounting for revenues and expenses, Howell shall have the right to collect from the purchaser or retain unto itself, as applicable, the proceeds from the sale of Participant’s Proportionate Share of the Hydrocarbons produced under the terms of Salt Creek Units and Howell may net and offset such amounts against the Participant’s Proportionate Share and Participant’s Commitment attributable to Howell’s Proportionate Share of the costs incurred under the terms of the Salt Creek Unit Operating Agreements, Salt Creek JOA and this Agreement.  The revenues used to net and offset Participant’s Proportionate Share and Participant’s Commitment attributable to Howell’s Proportionate Share of the costs shall be reflected on the invoices along with the net amount owed, and other reasonable detail as requested by Participant.

10.3    Default by Participant.

(a)           In the event that prior to Participant’s Commitment Termination Date, (i) Participant fails to timely fund any Request for Advance (or any portion thereof) of Participant’s Commitment which failure is not cured within twenty (20) days after delivery of a notice (herein a “Notice of Default”) to Participant of such failure by Howell, and/or (ii) either Participant or its parent company identified in Exhibit “L” is subject to a Bankruptcy Event, then, in each case, Participant shall be deemed to be in default (herein (i) and (ii) are a “Participant Default”) under this Agreement.  Upon the occurrence of a Participant Default under this Section 10.3, Howell shall have the right, in its sole discretion, to terminate this Agreement and collect the outstanding balance of Participant’s Commitment (herein the “Termination Payment”) from Participant in accordance with the procedure described in Section 10.5.  Howell shall not be required to send Participant more than two Notices of Default in any calendar year.

(b)           If there is a Participant Default under Section 10.3(a)(ii), or if after sending two Notices of Default in a calendar year another Participant Default occurs under Section 10.3(a)(i), the Termination Payment shall be immediately due and payable without the need for any Notice of Default or other notice or demand whatsoever and this Agreement shall automatically terminate except Section 10.6 shall survive.

10.4    Sole Remedy for Participant’s Default under Section 10.3.  If a Participant Default continues beyond any applicable cure period and in case Howell terminates this Agreement, Howell’s sole and exclusive remedy for such Participant Default under this Agreement and in any action brought under law or equity by Howell or any of its Affiliates or shareholders in any court or arbitration shall be to receive the Termination Payment and any pre- and post-judgment interest until paid in full and reasonable attorney fees associated with the collection of the same but shall not limit Howell’s remedies available under the terms of the Salt Creek JOA.  In no event shall Participant be required to relinquish, forfeit or sell any of the Oil and Gas Interests conveyed to Participant by Howell as a remedy for a Participant Default.

10.5    Termination Payment.  In case of a Participant Default pursuant to Section 10.3, Howell may deliver a written notice terminating this Agreement (“Notice of Termination”) to Participant at any time after the expiration of the twenty (20) day cure period following delivery of the Notice of Default, in which event the Termination Payment shall be deemed to be due and payable within ten (10) days after Participant’s receipt of the Notice of Termination.  It is agreed by the Parties that any Termination Payment is not being assessed against Participant as a penalty, but only as a reasonable estimate of the damages sustained by Howell.  In the event that Participant fails to pay Howell the Termination Payment in the manner and within the time periods provided for above, Howell, in its sole discretion, may, in addition to all other legal rights and remedies, exercise a right of offset hereunder (including the right to offset against any production in the Project Area or other amounts that may be due to Participant) against any and all amounts in default under this Section X, and solely for purposes of enforcing this Section X this Agreement shall survive termination until such time as the procedures have been completed and all sums due hereunder are completely resolved and paid.

10.6    Cross Defaults.  The performance of the obligations, covenants, terms and conditions of this Agreement or any other agreement, instrument, or document executed or to be executed by Howell in connection with the transactions contemplated hereby to which it is a party (“Related Contracts”) shall be secured by the liens granted under the terms of the Salt Creek JOA.  Any breach or default of the obligations, covenants, terms and conditions of this Agreement or the Related Contracts shall also be a breach or default under the terms of each of the other agreements; provided, however, such breach or default shall not result in the remedies set forth under Sections 10.3 through 10.5 unless such breach or default is a Participant’s Default under Section 10.3(a).

10.7    Guaranty by Participant.  Participant shall provide an ultimate parent company guaranty to Howell at the Closing, in the form of Exhibit “L” (the “Parent Company Guaranty”). Any amounts paid to Howell pursuant to the Parent Company Guaranty other than Expenses (as defined therein) shall be deemed to be paid for Participant’s Commitment.

10.8    Effects of Termination or Expiration.  In addition to the terms and provisions of this Agreement expressly stated to survive any termination or expiration hereof, the terms and provisions of this Section 10.8 and Sections 5.2, 8.4(d), Section XIII, Section XIV, Sections 16.2, 16.3, 16.5, 16.7, 16.9, 16.11, 16.12, 16.15, 16.16, 16.18, 16.19, and 16.20, shall survive any termination or expiration of this Agreement.

SECTION XI.
HOWELL REPRESENTATIONS AND WARRANTIES

Any representation or warranty qualified “to the knowledge of Howell or its Affiliates” or “to Howell’s or its Affiliates’ knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Howell or its Affiliate or those employees of Howell or any of its Affiliates who have responsibility for the Assets and who have the following titles: General Manager and Production Engineering Manager.  “Actual knowledge” for purposes of this Agreement means information actually personally known by such Persons.

The inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty.  Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

Subject to the foregoing provisions of this Section XI and the disclaimers and waivers contained in Section 13.4, Howell represents and warrants as of the Execution Date and the Closing Date, unless specific dates are provided for in each representation and warranty below, that:

11.1    Organization.  Howell is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  Howell is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.  No administrative or legal proceedings to dissolve Howell are pending or, to Howell’s knowledge, threatened.

11.2    Power and Authority.  Howell has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Howell in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Howell of this Agreement and each other agreement, instrument, or document executed or to be executed by Howell in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Howell, and the individual or individuals executing this Agreement on Howell’s behalf are duly authorized to do so.

11.3    Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Howell and constitutes, and each other agreement, instrument, or document executed or to be executed by Howell in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Howell, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Howell, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

11.4    Non-Contravention.  Except for approvals required to be obtained from Governmental Authorities which are customarily obtained post-closing, neither the execution, delivery and performance by Howell of this Agreement and each other agreement, instrument, or document executed or to be executed by Howell in connection with the transactions contemplated hereby to which Howell is a party nor the consummation by Howell of the transactions contemplated hereby and thereby do and will:

(a)           conflict with or result in a violation of any provision of Howell’s governing documents;

(b)           conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement, or other instrument or obligation to which Howell is a party or by which Howell or any part of the Leases may be bound;

(c)           result in the creation or imposition of any Lien on any of the Leases; or

(d)           result in a violation of any Applicable Law or any writ, injunction or decree binding upon Howell or the Leases.

11.5    Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Howell for which Participant would be directly or indirectly liable.

11.6    Pending Proceedings.  Except as set forth in Schedule 11.6, there are no administrative, litigation or arbitration proceedings pending or, to Howell’s knowledge, threatened in writing, in or to which Howell or any of its Affiliates is or may be a party, affecting the acts of execution and delivery of this Agreement by Howell, the consummation of the transactions contemplated hereby by Howell, or the Assets, Leases or the Wells.

11.7    Preferential Rights; Required Consents.  To Howell’s knowledge, and except for any consent of, notice to filing with, or other action by a Governmental Authority in connection with the sale or conveyance of oil and/or gas leases or interest therein if they are not required prior to the assignment of such oil and/or gas leases or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies), the Leases and related agreements (including any Salt Creek Unit Operating Agreement) do not (i) have any active areas of mutual interest to which Howell is bound, nor (ii) require any consent or waiver of a preferential right from any Third Party in order for Howell to consummate the transactions contemplated by this Agreement.

11.8    Production Sales Contracts.  There exist no agreements or arrangements for the sale of production from the Leases (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than as noted on Schedule 11.8 that will be binding on Participant after the Closing Date.  Howell is presently receiving a price for all oil production from (or attributable to) the Salt Creek Units covered by a production sales contract or other arrangement computed in accordance with the terms of such contract or other arrangement.

11.9    Tax Matters.

(a)           Except as set forth on Schedule 11.9, none of the Assets are subject to a tax partnership agreement (or any other arrangement that could be classified as a partnership or other entity for federal income tax purposes) or a provision requiring a partnership income Tax Return to be filed under applicable law, and none of the Assets constitutes an equity interest in any corporation, partnership, limited liability company, or any other entity.  Howell is not a disregarded entity or a foreign person for purposes of Section 1445 of the Code.

(b)           Each Tax Return required to be filed with respect to the Assets has been timely and properly filed, and all Taxes required to be paid with respect to the Assets (whether or not such Taxes are reflected on a Tax Return) have been timely and properly paid (or will be timely and properly paid).

(c)           Except as provided in Schedule 11.9(c), there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax, and no request for any such waiver is pending.

(d)           Except as provided in Schedule 11.9(d), neither Howell nor any of its Affiliates have received written notice of any pending claim from any applicable Governmental Authority for assessment of Taxes with respect to the Assets, and to Howell’s and its Affiliates’ knowledge no such claim has been made or threatened, and there are no audits, suits, proceedings, assessments, reassessments, deficiency claims, or other claims relating to any Taxes with respect to the Assets with any Governmental Authority.

(e)           There are no Liens for Taxes on any of the Assets, other than Liens constituting Permitted Encumbrances.

(f)           No written claim has been received by Howell or any of its Affiliates from a Governmental Authority in a jurisdiction where Howell does not file Tax Returns that it is or may be subject to taxation in that jurisdiction as a result of holding the Assets, and, to Howell’s knowledge, the Assets are not subject to Taxes in any jurisdiction in which Howell has not filed Tax Returns.

(g)           Except as may be provided in joint operating agreements to which Howell is a party, neither Howell nor any of its Affiliates is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements with respect to the Assets.

(h)           None of the Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(i)           With respect to Taxes, (1) neither Howell nor any of its Affiliates have entered into any agreement or arrangement with any taxing authority that requires Howell or any of its Affiliates to take any action or to refrain from taking any action with respect to a refund, credit, carryforward, or claim with respect to the Assets, and (2) neither Howell nor any of its Affiliates is a party to any agreement with any taxing authority regarding a refund, credit, carryforward, or claim with respect to the Assets that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(j)           The Assets have been properly listed on applicable property Tax rolls, and the Assets do not contain omitted property.

(k)           The interests of the EOR Funding Agreement Parties (as that term is defined in the EOR Funding Agreement) pursuant to the EOR Funding Agreement constitute production payments treated as mortgage loans for federal income tax purposes pursuant to Section 636(a) of the Code.

11.10   Outstanding Capital Commitments.  As of the Effective Date and the Closing Date, there were no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Howell reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Date in excess of $1,000,000 other than those shown on Schedule 11.10 hereto.

11.11   Compliance with Laws.  Except as disclosed on Schedule 11.11, the Assets are, and Howell's operation of the Assets has been and currently is in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof, except where the failure to so comply would not have a Material Adverse Effect.  Notwithstanding the foregoing, Howell makes no representation or warranty, express or implied, under this Section 11.11 relating to any Environmental Liabilities or Environmental Law.

11.12   Payments for Production.  Except as set forth on Schedule 11.12, to the knowledge of Howell (a) all rentals, royalties, excess royalty, overriding royalty interests, production payments, and other payments due and/or payable by Howell to mineral and royalty holders and other interest owners on or prior to the Effective Date under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, and (b) Howell is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

11.13   No Conveyance, Assignment or Sale Since March 16, 2012.  Since March 16, 2012, Howell has not sold, conveyed or assigned any of its interests in the Leases or other EOR Properties in the Salt Creek Units.

11.14   Permits.  Except as disclosed on Schedule 11.14, Howell has obtained and is maintaining all federal, state and local governmental Permits that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated (including, but not limited to, those required under Environmental Laws), the loss of which would, individually or in the aggregate, have a Material Adverse Effect.  Except as disclosed in Schedule 11.14 and except as would not, individually or in the aggregate, have a Material Adverse Effect, Howell has (i) operated the Assets in accordance with the conditions and provisions of such Permits, and (ii) no notices of violation have been received by Howell or any of its Affiliates, and no proceedings are pending or, to Howell’s or its Affiliates’ knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Permits or which would require any corrective or remediation action by Howell.

11.15   Survival.  Notwithstanding anything in this Agreement to the contrary, all representations and warranties contained in Sections 11.1 through 11.8 and 11.10 through 11.14 shall survive the Closing Date for a period of eighteen (18) months, and all representations and warranties contained in Section 11.9 shall survive the Closing Date until 30 days after the expiration of the applicable statute of limitations.

SECTION XII.
PARTICIPANT REPRESENTATIONS AND WARRANTIES

Participant represents and warrants as of the Execution Date and the Closing Date, unless specific dates are provided for in each representation and warranty below:

12.1    Organization.  Participant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted and as will be conducted pursuant to this Agreement.  Participant is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.  No administrative or legal proceedings to dissolve Participant are pending or, to Participant’s knowledge, threatened.

12.2    Power and Authority.  Participant has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Participant in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Participant of this Agreement and each other agreement, instrument, or document executed or to be executed by Participant in connection with the transactions contemplated hereby, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Participant, and the individual or individuals executing this Agreement on Participant’s behalf are duly authorized to do so.

12.3    Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Participant and constitutes, and each other agreement, instrument, or document executed or to be executed by Participant in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Participant, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Participant, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

12.4    Non-Contravention.  Neither the execution, delivery and performance by Participant of this Agreement and each other agreement, instrument, or document executed or to be executed by Participant in connection with the transactions contemplated hereby nor the consummation by Participant of the transactions contemplated hereby and thereby do and will:

(a)           conflict with or result in a violation of any provision of Participant’s governing documents;

(b)           conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement, or other instrument or obligation to which Participant is a party or by which Participant may be bound; or

(c)           result in a violation of any Applicable Law or any writ, injunction or decree binding upon Participant.

12.5    Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Participant for which Howell would be directly or indirectly liable.

12.6    Survival.  Notwithstanding anything in this Agreement to the contrary, all representations and warranties contained in this Section XII shall not survive beyond the end of eighteen (18) months from and after the Closing Date.

SECTION XIII.
INDEMNIFICATION

13.1    Post-Closing Obligations.

(a)           Assumed Howell Obligations.  Without limiting Participant’s rights to indemnity under this Agreement, and except as otherwise provided in this Agreement, on the Closing Date Participant shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) Participant’s Proportionate Share of all of the obligations and liabilities of Howell, known or unknown, with respect to the Assets, regardless of whether such obligation or liability arose prior to, on or after the Closing Date including all Assumed Environmental Liabilities (the “Assumed Howell Obligations”); provided, however, that the Assumed Howell Obligations shall in no event include Howell’s Retained Obligations.

(b)           Howell’s Retained Obligations.  Without limiting Howell’s rights to indemnity under this Agreement, and except as otherwise provided in this Agreement, on the Closing Date Howell shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities applicable to or imposed on Howell and/or relating or attributable to the Assets occurring or arising on or before the Closing Date to the extent they relate to (i) personal injury or death occurring before the Closing Date, (ii) Claims of which Howell has received written notice from a Third Party for property damage occurring prior to the Closing Date, excluding Environmental Liabilities, (iii) Claims of the working interest owners under the Salt Creek Unit Operating Agreements of which Howell has received written notice, (iv) the payment of franchise, income, sales, use, ad valorem, property, severance, Hydrocarbon and similar Taxes imposed by any Governmental Authority, (v) the payment of royalties, and (vi) paid or outstanding fines or penalties levied or invoiced by a Governmental Authority against Howell or any of its Affiliates prior to Closing or any amounts related to environmental matters paid, or for which invoices have been received, by Howell or any of its Affiliates prior to Closing (“Howell’s Retained Obligations”).

13.2    Indemnification.

(a)           Howell shall defend, indemnify and hold Participant (and its Affiliates and their respective successors and assigns and all of their respective owners, directors, officers, shareholders, representatives, and employees) harmless from and against any and all Claims to the extent arising out of:

(i)           Howell’s Retained Obligations;

(ii)          any misrepresentation or breach of any representation or warranty of Howell contained in this Agreement; and/or

(iii)         any breach of any covenant or agreement of Howell contained in this Agreement.

(b)           Participant shall defend, indemnify and hold Howell (and its Affiliates and their respective successors and assigns and all of their respective owners, directors, officers, shareholders, representatives, and employees) harmless from and against any and all Claims to the extent arising out of:

(i)           that portion of the Assumed Howell Obligations arising prior to the Closing Date;

(ii)          any misrepresentation or breach of any representation or warranty of Participant contained in this Agreement; and/or

(iii)         any breach of any covenant or agreement of Participant contained in this Agreement.

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, OR DAMAGES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE) OF ANY INDEMNIFIED PARTY, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE OIL AND GAS INTERESTS, INCLUDING APPLICABLE ENVIRONMENTAL LAWS, INCLUDING BUT NOT LIMITED TO STATE AND FEDERAL LAWS GOVERNING REMEDIATION AND HAZARDOUS MATERIALS.

13.3    Notice of Claim.

(a)           Definitions.  “Claim” or “Claims” means, unless specifically provided otherwise, all claims (including, but not limited to, those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support, and wrongful termination of employment), damages, liabilities, losses, demands, Liens, fines, penalties, causes of action of any kind (including actions for indirect, consequential, punitive and exemplary damages), obligations, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Authority or otherwise, or conditions in the premises of or attributable to any Person or Persons or any party or parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, or incident to or in connection with this Agreement .

(b)           Notwithstanding anything to the contrary contained in this Agreement, this Section 13.3 contains the Parties’ exclusive remedy against each other with respect to breaches of the covenants and agreements of the Parties contained in this Agreement; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 13.3 SHALL PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE OR EQUITABLE RELIEF IN PURSUIT OF ITS INDEMNIFICATION CLAIMS UNDER THIS SECTION 13.

(c)           For purposes of this Section 13, the term “Indemnifying Party” shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement.  The term “Indemnified Party” shall mean the party or parties having the right to be indemnified by another party or parties pursuant to the terms of this Agreement.

(d)           To make a claim for indemnification (“Indemnity Claim”) under Section 13 of this Agreement, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including such specific details of and specific basis under this Section 13 of this Agreement for its Indemnity Claim as may be available to the Indemnified Party (the “Claim Notice”).  The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of formal notices (if any) served with respect to the Claim; provided, however, that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.3 shall not relieve the Indemnifying Party of its obligations under Section 13 except to the extent, and only to the extent, such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the Indemnity Claim is based upon a breach of a covenant or agreement, the Claim Notice shall specify the covenant or agreement which was breached.

The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it elects to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

If the Indemnifying Party elects to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest at the Indemnifying Party’s sole cost and expense. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 13.3(d), at the Indemnified Party’s sole cost and expense. An Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim, or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party.

If the Indemnifying Party does not elect to indemnify the Indemnified Party or so elects but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof, but only to the extent such assumption will not adversely affect the defense of such Claim. If the Indemnifying Party has not yet elected to assume the defense of a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for fifteen (15) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Claim and (ii) if liability is so admitted and the amount is paid to the Indemnified Party in full, reject, in its reasonable judgment, the proposed settlement.

(e)           Limitation on Actions. The covenants and agreements provided for in this Section XIII shall be of no further force and effect after such covenants and agreements have been fully performed; provided, however that there shall be no termination of any bona fide Claim asserted pursuant to this Section XIII with respect to the breach of such a covenant or agreement on or before its expiration date.

(f)           Termination.  The indemnities shall terminate as of the termination date of each respective covenant or agreement that is subject to indemnification.

13.4    Environmental Review and Disclaimers.

(a)           The Parties acknowledge and agree that Participant has been provided the opportunity, prior to Closing, at its sole cost, risk, and expense, to conduct an environmental assessment of the Oil and Gas Interests, and has been notified of certain matters set forth on the schedules attached hereto.  Participant accepts the Assets on an AS IS, WHERE IS basis.

(b)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ASSIGNMENTS, HOWELL MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.

EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ASSIGNMENTS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, HOWELL EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (VII) THE

CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THE PARTICIPATION AGREEMENT AND THE ASSIGNMENTS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, HOWELL FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, WITHOUT PREJUDICE TO ANY OTHER RIGHT OR REMEDY OF PARTICIPANT EXPRESSLY PROVIDED FOR HEREUNDER, UNDER THE PARTICIPATION AGREEMENT OR IN THE ASSIGNMENTS, PARTICIPANT SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PARTICIPANT HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PARTICIPANT DEEMS APPROPRIATE.

13.5    Conspicuousness.  The Parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

SECTION XIV.
TAXES

14.1    Tax Partnership Provision.  The Parties desire to jointly fund the exploration and development of the Project Area as provided herein and to treat their joint undertaking hereunder as a partnership for United States federal and state income tax purposes (the “Tax Partnership”) and agree to be bound by the tax partnership provisions (the “Tax Partnership Provisions”) attached hereto as Exhibit “N” (which such Tax Partnership Provisions of Exhibit “N” are incorporated herein, in their entirety, by reference).  Consistent therewith, the Parties each agree to report such undertaking consistent with such treatment and not elect to be excluded from the application of all or any part of the provisions of Subchapter K, Chapter 1, Subtitle A, of the Code, or similar provisions of applicable state laws.  The Tax Partnership Provisions set forth in attached Exhibit “N” shall govern for purposes of reporting the results of operations of the Tax Partnership and each Party’s distributive share thereof.  Except as otherwise provided in the Tax Partnership Provisions, the Parties further agree that their election to treat their joint undertaking as a Tax Partnership shall be irrevocable, that neither Party may cancel such status or elect any other tax status applicable to the transactions described in this Agreement, nor take any action that could cause the joint undertaking described herein to be treated as other than a partnership for tax purposes.

14.2    Allocation of Tax Liabilities.  Except for treatment of ad valorem Taxes, all Taxes (except state or federal income, margin and franchise Taxes) and similar obligations pertaining to the Assets are Howell’s responsibility if incurred prior to the Closing Date. For the avoidance of doubt, all production, severance or similar Taxes shall be treated as incurred when the relevant production occurred, and any Transfer Taxes shall be treated as incurred when the transfer or other act giving rise to such Transfer Tax occurred, regardless of when such Taxes are assessed.  After the Closing Date, each Party hereto shall be responsible for its Proportionate Share of all Taxes (except state or federal income, margin and franchise Taxes) and similar obligations pertaining to the Assets.  Each Party shall also be responsible for its own state and federal income, margin and franchise Taxes, whether incurred before or after the Closing Date. After the Closing Date, each Party shall supply the other Party information and documents reasonably necessary to comply with Tax and financial reporting requirements and audits.  Ad valorem Taxes for each assessment period shall be allocated to Howell based on the percentage of the assessment period occurring before the Effective Date and to Participant based on the percentage of the assessment period occurring on or after the Effective Date.  For the avoidance of doubt, any ad valorem Tax assessed as a result of the omission of Assets from applicable ad valorem Tax rolls with respect to any period prior to the Effective Date shall be allocated to such pre-Effective Date period.  Howell shall handle payment to the appropriate Governmental Authority of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes).

14.3    No Transfer Tax.  No Transfer Tax will be collected from Participant in connection with any of the transactions contemplated by this Agreement.  If, however, any such transaction is later deemed to be subject to Transfer Tax, then Howell and Participant shall each bear one-half of such Transfer Tax.  Howell and Participant agree to cooperate with each other in demonstrating that any requirements for exemptions, if any, from such Transfer Taxes have been met.

14.4    Tax Covenants.

In connection with the operation of the Assets for the period between the Execution Date and the Closing Date, Howell agrees as follows with respect to Tax matters:

(a)           Howell will timely and properly file any and all Tax Returns consistently with past practice;

(b)           Howell will timely pay any and all Taxes that become due;

(c)           Howell will not change, revoke, amend or file any Tax election or take any position on a Tax Return that is inconsistent with prior practice without the express written consent of Participant, which consent shall not be unreasonably withheld;

(d)           Howell shall notify Participant of any notice received from a Governmental Authority with respect to Tax matters; however, with respect to ad valorem and similar Taxes, Howell shall only notify Participant of any such notice received to the extent such notice is outside the ordinary course of reasonable and prudent Tax administration as determined by Howell in its reasonable discretion; and

(e)           Howell will not settle any audit, dispute, or proceeding related to Tax (except state or federal income Taxes) matters or agree to any extension or waiver of any statute of limitations related to Tax (except state or federal income Tax) matters without the express written consent of Participant, which consent shall not be unreasonably withheld.

SECTION XV.
CLOSING

15.1    Conditions to Closing.

(a)           Conditions to Participant’s Obligation to Close.  The obligations of Participant to proceed with the Closing and otherwise consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

(i)           Representations True and Correct.  The representations and warranties of Howell, as set forth in Section XI, shall be true and correct in all material respects (disregarding materiality qualifiers in the text thereof) at and as of the Closing Date in accordance with their terms as if such representations and warranties were remade at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date).

(ii)           Compliance with Covenants and Agreements.  Howell shall have performed and complied with all of its covenants and agreements set forth in this Agreement, in all material respects, through the Closing.

(iii)           Corporate Approvals.  Howell shall have obtained any and all corporate approvals authorizing the consummation of the transaction contemplated by this Agreement.

(iv)           [Reserved].

(v)           Release of Liens.  Howell shall have obtained the release of the security interests and liens created by the Deed of Trust, Mortgage, Line of Credit Mortgage, Assignment, Security Agreement, Fixture Filing, and Financing Statement dated as of September 2, 2010 from Anadarko E&P Company LP, et al for the benefit of JPMorgan Chase Bank N.A., as Administrative Agent, relating to the Oil and Gas Interests that comprise Participant’s Proportionate Share.

(b)           Conditions to Howell’s Obligation to Close.  The obligations of Howell to proceed with the Closing and otherwise consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

(i)           Representations True and Correct.  The representations and warranties of Participant, as set forth in Section XII, shall be true and correct in all material respects (disregarding materiality qualifiers in the text thereof) at and as of the Closing Date in accordance with their terms as if such representations and warranties were remade at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date).

(ii)           Compliance with Covenants and Agreements.  Participant shall have performed and complied with all of its covenants and agreements set forth in this Agreement, in all material respects, through the Closing.

(iii)           Corporate Approvals.  Participant shall have obtained any and all corporate approvals authorizing the consummation of the transaction contemplated by this Agreement.

(iv)           No Orders.  No order, award, or judgment shall have been issued by any Governmental Authority to restrain, prohibit, enjoin or declare illegal the Closing that remains in effect.

(c)           Waiver of a Condition.  A Party may waive any condition specified in Section 15.1(a) or Section 15.1(b), as applicable, in whole or in part, by providing a written waiver thereof at or prior to Closing.  Such waiver shall not prejudice any other rights or remedies available to such Party under this Agreement with respect to non-satisfaction of such condition.

(d)           Reasonable Efforts.  Each Party shall use its reasonable commercial efforts to take, or cause to be taken, all actions necessary to cause the conditions set forth in Section 15.1(a) and Section 15.1(b), as applicable, to be satisfied.

15.2    Date and Time of Closing.  Subject to the terms and conditions stated in this Agreement, the “Closing” shall occur on 10:00 a.m. Mountain Standard Time on or before April 3, 2012, or such other date that Howell and Participant may mutually agree upon, acting reasonably. The Closing shall take place in the offices of Howell, at 1099 18th St. #1800, Denver, CO 80202 or in the offices of Anadarko E&P Company L.P., at 1201 Lake Robbins Drive, The Woodlands, TX 77380.  In the event the Closing has not occurred by April 3, 2012, unless otherwise extended by the Parties in writing, this Agreement shall be of no further effect and no Party shall have any liability to the other, however, the Parties shall remain subject to the terms and provisions of the Confidentiality Agreement.

15.3    Closing Deliverables.

(a)           Participant’s Closing Deliverables.  Participant shall deliver to Howell each of the following at the Closing:

(i)          executed counterparts of Exhibit “S” (Memorandum of Salt Creek JOA);

(ii)         executed counterparts of Exhibit “R” (Salt Creek JOA);

(iii)        executed counterparts of Exhibit “H” (Seismic License(s) for the existing G&G data);

(iv)        executed Exhibit “L” (Parent Company Guaranty);

(v)         executed Exhibit “P” (Ratification of the Salt Creek Units and Salt Creek Unit Operating Agreements);

(vi)        executed counterparts of Exhibit “O” (Joint Marketing Agreement); and

(vii)       executed counterparts of Exhibits “Q-1” and “Q-2” (Title Indemnity Agreement for Salt Creek Unit and Title Indemnity Agreement for Salt Creek South Unit).

(b)           Howell’s Closing Deliverables.  Howell shall deliver to Participant each of the following:

(i)          the executed Assignments described in Section V;

(ii)         a certificate of non-foreign status of Howell meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(iii)        executed counterparts of Exhibit “H” (License for the existing G&G data);

(iv)        executed counterparts of Exhibit “S” (Memorandum of Salt Creek JOA);

(v)         executed counterparts of Exhibit “R” (Salt Creek JOA);

(vi)        executed counterparts of Exhibit “O” (Joint Marketing Agreement);

(vii)       executed counterparts of Exhibit “W” (Parent Guaranty of Joint Marketing Agreement); and

(viii)      executed counterparts of Exhibits “Q-1” and “Q-2” (Title Indemnity Agreement for Salt Creek Unit and Title Indemnity Agreement for Salt Creek South Unit).

15.4    Records.  Howell shall furnish Participant with the Records by electronic delivery as soon as reasonably practicable after the Closing (and, in any event, no later than thirty (30) days after the Closing).

SECTION XVI.
MISCELLANEOUS

16.1    Notices.  All notices, requests, demands and other communications permitted or required between the Parties by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and be deemed given if (a) delivered by hand, (b) transmitted by facsimile or e-mail, or (c) mailed by certified mail or overnight mail carrier or courier (postage or other charges prepaid), and directed to:

If to Participant:

Linn Energy Holdings, LLC
600 Travis, Suite 5100
Houston, TX 77002
Attn:	Charlene A. Ripley
Senior Vice President and General Counsel
Telephone:	(281) 840-4000
Facsimile:	(281) 840-4001
E-Mail:	cripley@linnenergy.com

If to Howell:

Howell Petroleum Corporation
1099 18th Street, Suite 1800
Denver, CO 80202
Attn:	Mike Nixson
Director, Land
Telephone:	(720) 929-6000
Facsimile:	(720) 929-7009
E-Mail:	Mike.Nixson@anadarko.com

With a copy to:

Howell Petroleum Corporation
1099 18th Street, Suite 1800
Denver, CO 80202
Attn:	Susan Aldridge
Counsel
Telephone:	(720) 929-6000
Facsimile:	(720) 929-7505
E-Mail:	Susan.Aldridge@anadarko.com

Delivery of such notices as above provided shall be deemed received by and effective as to the Party to whom it is addressed only upon (x) actual receipt by the Party, (y) if transmitted by facsimile, the successful completion of such transmission during normal business hours of 8am to 5pm, local time of the receiving Party or if received after such hours, on the next day, or (z) if transmitted by e-mail, upon receipt of confirming e-mail from the recipient of the e-mail.  No change of notice is binding on any Party until all Parties have received notice containing the changed information.

16.2    Entire Agreement/Amendments and Modifications.

(a)           This Agreement, including all Exhibits and Schedules hereto (the terms and provisions of such Exhibits and Schedules being incorporated herein, in their entirety, by reference for all purposes; provided, however that, except for the Tax Partnership Provisions, to the extent of any conflict, ambiguity or inconsistency between the terms or conditions of this Agreement and the terms or conditions of any of the Exhibits or Schedules, the terms and conditions of this Agreement shall control), contains the entire agreement and understanding between the Parties relating to the matters covered hereby, and any representations, correspondence, or other statements made by a Party prior to the Execution Date relating to the matters covered hereby or thereby shall be superseded by the terms of this Agreement.

(b)           No modification, alteration, or amendment of this Agreement shall be effective unless in writing and signed by the Party against whom the modification, alteration, or amendment is asserted or sought to be enforced.

16.3    Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

16.4    Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

16.5    Governing Law.  This Agreement shall be governed, construed, and enforced in all respects, including validity, interpretation, and effect, according to the laws of the State of Texas, without regard to any conflicts of laws principles.

16.6    Jurisdiction and Venue.  The Parties hereby irrevocably consent to the exclusive jurisdiction of the federal courts situated in the State of Texas; provided, however, in the event that such federal courts do not have jurisdiction over the dispute in question, then the Parties hereby irrevocably consent to the exclusive jurisdiction of the state courts situated in the State of Texas with respect to such dispute.  The Parties hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the Texas federal or state courts.

16.7    Costs and Expenses.  The prevailing Party in any litigation pertaining to any dispute hereunder shall be entitled to recover its reasonable costs, expenses and attorney’s fees in connection with such litigation.

16.8    Waiver of Jury Trial.  The Parties hereby waive all rights to a trial by jury for disputes arising from or under this Agreement.

16.9    Relationship of the Parties.  Except as provided for in the applicable Salt Creek JOA and the Salt Creek Unit Operating Agreement, the Parties shall at all times act independently of each other in complying with the terms and provisions of this Agreement.  No partnership, joint venture, trust or fiduciary relationship or mining partnership is intended or created by this Agreement, and no act by any of the Parties shall operate to create such a relationship; provided, however, that the Parties intend, in accordance with Section 14.1, for the arrangement described in this Agreement to be treated as a partnership for U.S. federal and state income tax purposes.

16.10   Media Releases.  No Party to this Agreement shall issue any media release or make a public announcement relating to this Agreement without endeavoring to obtain the prior approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure (a) it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party agrees to use its reasonable commercial efforts to advise the other Party prior to making the disclosure) or (b) at the request of a Governmental Authority (which, for purposes of this Section 16.10 only, shall include domestic and foreign courts, tribunals, governmental and quasi-governmental bodies, agencies, authorities, departments, commissions, boards, bureaus and instrumentalities).

16.11   Confidentiality.  Prior to Closing, the terms and conditions of this Agreement and any documentation provided to either Party in connection herewith shall be held strictly confidential by the Parties and shall be treated as “Information” that is subject to the terms and provisions of that certain Confidentiality Agreement dated November 28, 2011, by and between Howell and Participant (the “Confidentiality Agreement”).  The Parties agree that the Confidentiality Agreement shall remain in full force and effect following the Execution Date and any termination of this Agreement in accordance with the provisions hereof; provided that if the Closing shall occur, then (a) the Confidentiality Agreement shall terminate as of the Closing and be of no further force and effect thereafter and (b) the terms and conditions of this Agreement, the transactions contemplated hereby and any documentation provided to either Party in connection herewith shall be treated as strictly confidential and proprietary and shall be subject to the Confidentiality Provisions.

16.12   Binding on Successors and Assigns, and Transfer.

(a)           Successors and Assigns.  This Agreement will extend to, inure to the benefit of, and be binding upon the Parties and each of their permitted successors and assigns.

(b)           Participant’s Transfers.  At all times prior to one year after the Closing Date, Participant shall not assign this Agreement, the Salt Creek JOA or the Salt Creek Unit Operating Agreement (or memorandum of such agreements) or any of its right, title or interest in any of the Leases or other EOR Properties that are subject to this Agreement, in whole or in part.  For all periods beginning one year after the Closing Date until the Participant’s Commitment Termination Date, Participant shall not assign all or any portion of its interest in this Agreement, the Salt Creek JOA or the Salt Creek Unit Operating Agreement (or memorandum of such agreements ) or any of its right, title or interest in any of the Leases or other EOR Properties that are subject to this Agreement, in whole or in part without obtaining the prior written consent of Howell, but such consent shall not be unreasonably withheld, conditioned, or delayed. After the Participant’s Commitment Termination Date, Participant may assign all or any portion of its interest in this Agreement, the Salt Creek JOA or the Salt Creek Unit Operating Agreement (or memorandum of such agreements) or any of its right, title or interest in any of the Leases or other EOR Properties that are subject to this Agreement, without restriction.

(c)           Howell’s Transfers.  At all times prior to one year after the Closing Date, Howell may assign a portion of its interest in this Agreement, the Salt Creek JOA or the Salt Creek Unit Operating Agreement (or memorandum of such agreements) or any of its right, title or interest in any of the Leases or other EOR Properties that are subject to this Agreement without restriction so long as Howell or its Affiliate shall remain as operator of the Salt Creek Units and shall retain at least a fifty percent (50%) interest in the Leases and other EOR Properties following such assignment.  For all periods beginning one year after the Closing Date until the Participant’s Commitment Termination Date, Howell shall not assign all or any portion of its interest in this Agreement, the Salt Creek JOA or the Salt Creek Unit Operating Agreement (or memorandum of such agreements) or any of its right, title or interest in any of the Leases or other EOR Properties that are subject to this Agreement, in whole or in part, without obtaining the prior written consent of Participant, but such consent shall not be unreasonably withheld, conditioned, or delayed.  After the Participant’s Commitment Termination Date, Howell may assign all or any portion of its interest in this Agreement, the Salt Creek JOA or the Salt Creek Unit Operating Agreement (or memorandum of such agreements) or any of its right, title or interest in any of the Leases or other EOR Properties that are subject to this Agreement, without restriction.

(d)           Miscellaneous Rights.  An assignment or transfer to an Affiliate of a Party’s interest in this Agreement, the Salt Creek JOA and the Salt Creek Unit Operating Agreement (or memorandum of such agreements) or any of its right, title or interest in any of the Leases and other EOR Properties that are subject to this Agreement shall not be considered a prohibited assignment under this Agreement.  An example of such a permitted assignment or transfer includes, but is not limited to, transfers related to internal reorganizations where the assignee is an Affiliate of assignor.  The Parties shall not engage in any transaction with the intent or purpose of evading or avoiding any of the obligations set forth in Sections 16.12(b) and 16.12(c).  An ultimate parent merger, change of control or consolidation shall not be considered an assignment of an interest.

(e)           Notice.  Howell will provide Participant with not less than 15 days’ written notice of Howell’s or any Affiliate of Howell’s intention to accept a written offer or a written indication of interest from a third party to purchase all or any portion of Howell’s interests in the Project Area.  In such case, to the extent such disclosure is not restricted by Third Party agreement, Howell shall provide Participant the identity, proposed purchase price and other terms of such offer or indication of interest. Neither Howell nor Participant shall be under any obligation to each during such 15-day period except that Howell shall refrain from accepting such offer or indication of interest until the 15-day period has expired or Participant waives such period.

16.13   Third Party Claims and Causes of Action.  Nothing in this Agreement entitles any Person or party, other than Howell and Participant, to any claim, cause of action, remedy, or right of any kind.  Except as set forth in this immediately preceding sentence, this Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

16.14   Waivers.  Any Party may by written instrument (i) waive compliance by the other Party with, or modify any of, the covenants or agreements made by the other Party in this Agreement or (ii) waive or modify performance of any of the obligations or other acts of the other Party.  The delay or failure on the part of any Party to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect.  Except as specifically set forth herein, all rights and remedies are cumulative.

16.15   Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Participant or Howell may have against any Third Parties or Persons other than Participant and Howell for any obligations or liabilities which may be incurred with respect to the Project Area or operations conducted in connection therewith.

16.16   Expenses.  Each Party shall bear its own expenses incident to the preparation of this Agreement.

16.17   Counterparts.  This Agreement may be executed in duplicate originals or counterparts, each of which when taken with all other counterparts shall constitute a binding agreement between the Parties hereto.  An executed facsimile or .PDF counterpart of this Agreement shall be sufficient to bind a Party hereto to the same extent as an original.

16.18   Dates/Times.  Unless indicated in this Agreement otherwise, all references to dates and times shall mean Denver, Colorado, local date and time.

16.19      Limitation on Damages.  Notwithstanding any other provision in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Agreement authorizes Howell or Participant (or any other Indemnified Party) to sue for or collect from Participant or Howell, respectively, its own punitive, consequential or indirect damages arising out of any of the transactions contemplated hereby and Howell and Participant each expressly waive for itself (and on behalf of the other Indemnified Parties) any and all claims it may have against Participant or Howell, respectively, for its own such damages.

16.20   Financial Statements.  Howell acknowledges that Participant and/or its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets (“Financial Statements”) in documents filed with the SEC by Participant and/or its Affiliates pursuant to the Securities Act of 1933, as amended, and that such Financial Statements may be required to be audited.  Participant shall consult with Howell, and Participant shall select and engage an external audit firm (the “Audit Firm”) to audit the Financial Statements, at the Participant’s sole cost and expense.  Howell and its Affiliates shall cooperate with and provide Participant with reasonable access to such records (to the extent such information is available) and personnel of Howell and its Affiliates, as Participant may reasonably request, to enable Participant, its representatives and accountants to create, at Participant’s sole cost and expense, such Financial Statements.  Howell and its Affiliates shall also cooperate with Participant and the Audit Firm on any required audit related to the Financial Statements.  Notwithstanding the foregoing, (i) Howell shall in no event be required to create new records relating to the Assets and (ii) the access to be provided to Participant pursuant to this Section 16.20 shall not interfere with Howell's ability to prepare its own financial statements or its regular conduct of business and shall be made available during Howell's normal business hours.

Signature page following.

THIS AGREEMENT IS EXECUTED on the Execution Date but effective as of the Effective Date.

HOWELL PETROLEUM CORPORATION

By:	/s/ Edward L. Wood
Name: Edward L. Wood
Title: Vice President

LINN ENERGY HOLDINGS, LLC

By:	/s/ David B. Rottino
Name: David B. Rottino
Title: Senior Vice President, Finance and Business Development

Signature Page to Salt Creek Participation Agreement
dated effective as of April 1, 2012
by and among
Howell and Participant